UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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DARDEN RESTAURANTS, INC.
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August 15, 2016

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2016 Annual Meeting of Shareholders of Darden Restaurants, Inc. We will hold the Annual Meeting on Thursday, September 29, 2016, at 10:00 a.m., Eastern Time, at Hilton Orlando, 6001 Destination Parkway, Orlando, Florida 32819. All holders of our outstanding common shares as of the close of business on August 1, 2016, are entitled to vote at the meeting.

We will furnish proxy materials to shareholders via the Internet, which allows us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

The notice of meeting and Proxy Statement contain details about the business to be conducted at the Annual Meeting. Please read these documents carefully. We will set aside time at the meeting for discussion of each item of business and provide you with the opportunity to ask questions. If you will need special assistance at the meeting because of a disability, please contact Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837, phone (407) 245-4043.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to the proxy card or Notice of Availability of Proxy Materials for more information on how to vote your shares at the meeting.

Your vote is important. Thank you for your support.

Sincerely,

Charles M. Sonsteby
Chairman of the Board of Directors

DARDEN RESTAURANTS, INC.
1000 Darden Center Drive
Orlando, Florida 32837
_________________________

NOTICE OF
2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 29, 2016

Time:	10:00 a.m., Eastern Time, on Thursday, September 29, 2016

Place:	Hilton Orlando, 6001 Destination Parkway, Orlando, Florida 32819

Items of Business:
1. To elect a full Board of eight directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To obtain advisory approval of the Company’s executive compensation;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2017;

4. To vote on a shareholder proposal described in the accompanying Proxy Statement, if properly presented at the meeting; and

5. To transact such other business, if any, as may properly come before the meeting and any adjournment.

Who Can Vote:	You can vote at the Annual Meeting and any adjournment if you were a holder of record of our common stock at the close of business on August 1, 2016.

Website:
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 29, 2016:  The accompanying Proxy Statement and our 2016 Annual Report to Shareholders are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com. Instructions for requesting a paper copy of these materials are set forth on the Notice of Availability of Proxy Materials sent to our shareholders of record as of August 1, 2016.

Date of Mailing:	This Notice of the Annual Meeting of Shareholders and the Proxy Statement are first being distributed or otherwise furnished to shareholders on or about August 15, 2016.

By Order of the Board of Directors

Matthew R. Broad
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

DARDEN RESTAURANTS, INC.
PROXY STATEMENT

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DARDEN RESTAURANTS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 29, 2016
____________________________

The Board of Directors (the “Board”) of Darden Restaurants, Inc. (“Darden,” the “Company,” “we,” “us” or “our”) is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on September 29, 2016. This Proxy Statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This Proxy Statement and the proxy card are first being distributed or otherwise furnished to shareholders on or about August 15, 2016. Capitalized terms used in this Proxy Statement that are not otherwise defined are defined in Appendix A to this document.

PROXY STATEMENT SUMMARY

This summary highlights certain information discussed in more detail in this Proxy Statement.

2016 Annual Meeting of Shareholders

Thursday, September 29, 2016, 10:00 a.m., E.T. Hilton Orlando, 6001 Destination Parkway, Orlando, Florida 32819

Matters Presented for Vote at the Meeting

The matters to be voted upon at this meeting, along with the Board’s recommendation, are set forth below.

Proposals	Required Approval	Board Recommendation	Page Reference
1. Election of Eight Directors	Majority of Votes Cast	For Each Nominee	p. 8
2. Advisory Approval of the Company’s Executive Compensation	Majority of Votes Cast	For	p. 12
3. Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm	Majority of Votes Cast	For	p. 13
4. Shareholder Proposal Requesting that the Company Adopt a Policy to Phase Out Non-Therapeutic Use of Antibiotics in the Meat Supply Chain	Majority of Votes Cast	Against	p. 14

Fiscal 2016 Performance Highlights

The Company delivered strong performance in fiscal 2016, as evidenced by these results, all of which serve as performance metrics under the Company’s compensation plans. (See p. 31 for details on these measures and related compensation results.)

Adjusted Diluted Earnings Per Share for fiscal 2016(1)	Darden Same-Restaurant Sales
$3.53	3.3% growth (from FY 2015)
(1) See p. 31 for a definition of Adjusted Diluted Earnings Per Share

Additional fiscal 2016 performance highlights:

•	Completed strategic real estate plan including spin-off of most real estate assets into Four Corners Property Trust, Inc. (See p. 34);

•	Retired over $1 billion of Company debt; and

•	Returned over $450 million to shareholders in dividends and share repurchases.

Corporate Governance Highlights

Our Board seeks to maintain the highest standards of corporate governance and ethical business conduct including the following highlights:

•	Independent Chairman of the Board, and seven of our eight nominees for the Board are independent;

•	All directors are elected annually, and majority vote standard for uncontested elections;

•	All Board committees are composed of only independent directors;

•	The Board and committees conduct annual self-assessments;

•	Board met in executive session at each of their quarterly meetings during fiscal 2016;

•	Enacted proxy access in fiscal 2015;

•	Directors and executive officers are subject to robust stock ownership requirements;

•	10 percent of shareholders can call a special meeting; and

•	Eliminated supermajority voting requirements.

Executive Compensation Highlights

Fiscal 2016 was the first full year implementing our new executive compensation strategy and programs. Our 2016 compensation programs were designed to better align pay for performance for our executives and were first described in our 2015 Proxy Statement. Highlights of our executive compensation programs:

•	At the Company’s 2015 Annual Meeting, approximately 97.3 percent of the votes cast were in favor of the advisory vote to approve executive compensation; and

•	Over 84 percent of our CEO’s and 70 percent of other Named Executive Officers’ target total direct compensation is tied to performance.

We have included a detailed Executive Summary in our Compensation Discussion and Analysis section on p. 26 in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD ADMINISTRATION

Our Board is Committed to the Highest Standards of Corporate Governance and Ethical Business Conduct

Corporate governance guidelines, policies and practices are the foundation for the effective and ethical governance of all public companies. Our Board is committed to the highest standards of corporate governance and ethical business conduct, providing accurate information with transparency and complying fully with the laws and regulations applicable to our business. During fiscal 2016, the Company continued to implement improvements to our corporate governance structure designed to ensure that the Company’s policies and practices are aligned with shareholder interests and corporate governance best practices.

At the Company’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”), the shareholders approved the following amendments to the Company’s Articles of Incorporation (the “Charter”):

•
Allow Shareholders to Call a Special Meeting at 10% Threshold: Provided that holders of not less than 10% of all the votes entitled to be cast may call a special meeting of shareholders, instead of requiring a voting threshold of 50% of all of the votes entitled to be cast.

•
Eliminate Supermajority Voting Standards for Certain Charter Amendments: Replaced the supermajority voting requirement for any actions of shareholders to amend provisions of the Charter with a simple majority of the votes cast to the extent permitted under Florida law.

•
Eliminate Supermajority Voting Standard For the Removal of Directors by Shareholders for Cause: Replaced the supermajority voting requirement for the ability of shareholders to remove directors for cause with a simple majority of the votes cast to the extent permitted under Florida law.

•
Eliminate Supermajority Vote for Certain Business Combinations with Interested Shareholders/Fair Price Provision: Deleted the provision on business combinations with interested shareholders from the Charter, instead leaving only the requirements of Section 607.0901 of the Florida Business Corporation Act to apply.

In addition, at the 2015 Annual Meeting, shareholders did not ratify the provision in the Company’s Bylaws designating Orange County, Florida, as the exclusive forum for certain shareholder litigation. After considering the results of the shareholder vote on this issue and the best interests of the Company, the Board amended the Bylaws in June 2016 to repeal the provision.

Executive management supports the Board’s commitment to be transparent through shareholder outreach efforts. We offer our shareholders an opportunity to engage in dialogue with us about aspects of our corporate governance and discuss any areas of concern. Our corporate governance practices are governed by our Charter, Bylaws, Corporate Governance Guidelines, Board Committee Charters, Shareholder Communication Procedures, Code of Business Conduct and Ethics, and Insider Trading Policy. You can access these documents at www.darden.com under Investors—Corporate Governance to learn more about the framework for our corporate governance practices. Copies are also available in print, free of charge, to any shareholders upon written request addressed to our Corporate Secretary.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that specifically address the Company’s key governance practices and policies. The Nominating and Governance Committee of the Board oversees governance issues and recommends changes to the Company’s governance guidelines, policies and practices as appropriate. Our Corporate Governance Guidelines cover many important topics, including:

•	Director responsibilities;

•	Director qualification standards;

•	Director independence;

•	Director access to senior management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Code of Business Conduct and Ethics;

•	Risk oversight;

•	Related party transactions;

•	Approval of CEO and senior management succession plans;

•	Annual compensation review of CEO and senior management;

•	An annual evaluation in executive session of the CEO by the independent directors, led by the Chairman of the Compensation Committee; and

•
An annual performance evaluation of the Board and each of the Board committees, and an even more in-depth performance evaluation of the Board led by an outside consultant no less often than every two years.

The Corporate Governance Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings at least four times annually of the non-employee directors in executive session without our CEO or other members of management present;

•	Require a letter of resignation from directors upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities;

•Limit the number of other boards that directors may serve on;

•	Provide that no member of the Audit Committee may serve on the audit committee of more than three public companies, including the Company’s; and

•	Provide a mandatory retirement age for directors.

Director Independence

Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent directors, as defined under the rules (the “NYSE Rules”) of the New York Stock Exchange (“NYSE”). The NYSE Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) include the additional requirements that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation and may not be affiliated with the Company or its subsidiaries. The Corporate Governance Guidelines also provide that when determining the independence of members of the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with Compensation Committee duties, including, but not limited to, consideration of the sources of compensation of Compensation Committee members, including any consulting, advisory or other compensatory fees paid by the Company, and whether any Compensation Committee member is affiliated with the Company or any of its subsidiaries or affiliates. Compliance by Audit Committee members and Compensation Committee members with these requirements is separately assessed by the Board.

The Board has reviewed, considered and discussed each current director’s relationships, both direct and indirect, with the Company in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Rules (there are no nominees for election as directors at the Annual Meeting who are not current directors). The Board has affirmatively determined that, other than Mr. Lee, who is employed by the Company, 9 of the 10 current directors (Mses. Atkins, Birch and Jamison and Messrs. Blum, Fogarty, Nowell, Simon, Sonsteby and Stillman) have no direct or indirect material relationship with us (other than their service as directors) and qualify as independent under the NYSE Rules. The Board has also affirmatively determined that each member of the Audit Committee and the Compensation Committee meets the applicable requirements of the NYSE Rules and the Exchange Act.

In making independence determinations, the Board considers that in the ordinary course of business, transactions may occur between the Company, including its subsidiaries, and entities with which some of our directors are or have been affiliated. The Board has concluded that any such transactions were immaterial in fiscal 2016.

Related Party Transactions

The Company’s Corporate Governance Guidelines include a policy pertaining to related party transactions in which Interested Transactions with a Related Party, as those terms are defined below, are prohibited without prior approval of the Board. The Board will review the material facts of the proposed transaction and will either approve or disapprove of the transaction. In making its determination, the Board considers whether the Interested Transaction is consistent with the best interests of the Company and its shareholders and whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the Related Party’s interest in the transaction. Directors may not participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except to provide all material information as requested. If an Interested Transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the Related Party.

An “Interested Transaction” as defined in the policy is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the amount involved exceeds $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity), but does not include any salary or compensation paid by the Company to a director or for the employment of an executive officer that is required to be reported in the Company’s proxy statement.

A “Related Party” as defined in the policy is any (i) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (ii) beneficial owner of more than five percent of the Company’s common stock, or (iii) immediate family member of any of the foregoing.

An “immediate family member” as defined in the policy is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person in question and any person (other than a tenant or employee) sharing the household of the person in question.

There are no Interested Transactions or other related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the SEC’s Regulation S-K.

Director Election Governance Practices

We do not have a “classified board” or other system where directors’ terms are staggered; instead our full Board is elected annually. The Company’s Bylaws provide that in an uncontested election, each director will be elected by a majority of the votes cast; provided that, if the election is contested, the directors will be elected by a plurality of the votes cast. In an uncontested election, if a nominee for director who is a director at the time of election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director.

The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation or whether other action should be taken. The Board is required to act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision and the rationale within 90 days from the date of certification of the election results. If a director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to our Corporate Secretary a written agreement that he or she will abide by these requirements.

Under our Bylaws, the Board will consist of not less than three nor more than fifteen members as determined from time to time by resolution of the Board. The size of the Board is currently 10 members. Effective after the Annual Meeting, as further discussed in the section entitled “Proposal 1 — Election of Eight Directors from the Named Director Nominees,” the Board, upon the recommendation of the Nominating and Governance Committee, has determined to reduce its size from 10 to 8 members.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the positions of Chairman of the Board and CEO be held by separate persons and that the position of Chairman be held by an independent director. The Board believes that separating the roles of Chairman and CEO allows for better alignment of corporate governance with shareholder interests and aids in the Board’s oversight of management and the Board’s ability to carry out its roles and responsibilities on behalf of the shareholders. The Board also believes that the separation of the roles of Chairman and CEO allows the CEO to focus more of his time and energy on operating and managing the Company and leverages the Chairman’s experience. In April 2016, the Board elected Charles M. (Chuck) Sonsteby as Chairman. As Chairman, Mr. Sonsteby, along with the other independent non-employee directors, brings experience, oversight and expertise from outside the Company and industry, while our CEO, Mr. Lee, brings company and industry-specific experience and expertise.

In the event the Chairman is not independent, the independent directors will designate one independent director to serve as the Lead Director until an independent Chairman is appointed. The Lead Director, if any, will preside at all meetings of the Board at which the non-independent Chairman of the Board is not present, including the Board’s executive sessions of independent directors, and serve as liaison between a non-independent Chairman of the Board and the independent directors. The independent Chairman or if the Chairman is not independent, the Lead Director, will approve Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advise the committee chairs with respect to agendas and information needs relating to committee meetings, and perform other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The Lead Director, if any, will serve for a term as the Board determines but not less than one year. The independent directors may meet without management present at any other times as determined by the independent Chairman or Lead Director, as applicable.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. Annually, the CEO provides the Board with an assessment of senior executives and their potential to succeed him, and an assessment of persons considered successors to senior executives. The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the CEO or retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Director Education

To foster our value of always learning – always teaching, the Corporate Governance Guidelines encourage director education. The Board also receives regular updates regarding new developments in corporate governance.

Board Role in Oversight of Risk Management

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Each Committee of the Board reviews the policies and practices developed and implemented by management to assess and manage risks relevant to the Committee’s responsibilities, and reports to the Board about its deliberations.

The Compensation Committee (i) provides oversight of the risks associated with the Committee responsibilities in its charter; (ii) reviews our incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; and (iii) discusses with the Company’s management the results of its review and any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management.

The Nominating and Governance Committee oversees risks related to the Company’s corporate governance; director succession planning; political and charitable contributions; insider trading and reputational risk to the extent such risk arises from the topics under discussion.

The Finance Committee oversees the Company’s major financial risk exposures and management’s monitoring, mitigation activities and policies in connection with financial risk, including: capital structure; investment portfolio, including employee benefit plan investments; financing arrangements, credit and liquidity; proposed major transactions, such as mergers, acquisitions, reorganizations and divestitures; share repurchase programs; hedging or use of derivatives; commodity risk management; cash investment; liquidity management; short term borrowing programs; interest rate risk; foreign exchange risk; off balance sheet arrangements, if any; proposed material financially-related amendments to the Company’s indentures, bank borrowings and other instruments; and reputational risk to the extent such risk arises from the topics under discussion, as well insurance coverage on the Company’s assets.

The Audit Committee, among other responsibilities, oversees the Company’s financial reporting processes and internal controls, including the process for assessing risk of fraudulent financial reporting and significant financial risk exposures, and the steps management has taken to monitor and report those exposures. Accordingly, in addition to its other duties, the Audit Committee periodically reviews risk assessment and management, including legal compliance and internal auditing and financial controls. The Audit Committee also oversees the Company’s enterprise risk management (“ERM”) process and the comprehensive assessment of key financial, operational and regulatory risks identified by management. The Audit Committee discusses ERM with the full Board, which is ultimately responsible for oversight of this process.

Compliance and Ethics Office and Codes of Business Conduct and Ethics

Our Compliance and Ethics Office (“Compliance Office”), with the support of our management and Board, aims to ensure that all of our employees, business partners, franchisees and suppliers adhere to high ethical business standards, and is under the direction of our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. At the core of the Compliance Office is our Code of Business Conduct and Ethics that applies to all Company employees (“Employee Code of Conduct”). It addresses many topics and highlights specific responsibilities of our CEO and senior financial officers. We also have a Code of Business Conduct and Ethics for the members of our Board of Directors. A major objective of the Compliance Office is to educate and raise awareness of our Employee Code of Conduct, applicable regulations, and related policies. Our Employee Code of Conduct is posted on our website at www.darden.com under Investors — Corporate Governance. We require all of our officers, director level employees, and certain other employees to complete an annual questionnaire and certification regarding compliance with the Employee Code of Conduct and other Company policies.

We promote ethical behavior by all employees and encourage our employees to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to raise questions and report possible violations of laws or our Employee Code of Conduct, we will not allow retaliation for reports made in good faith. We are also committed to promoting compliance and ethical behavior by the third parties with whom we conduct business, and have implemented Codes of Business Conduct that are acknowledged by our international franchisees and certain suppliers.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 — ELECTION OF EIGHT DIRECTORS FROM THE NAMED
DIRECTOR NOMINEES

Fiscal 2016 was another year of significant change at Darden, and the Board continues to evaluate the optimal number of directors for the Company. The Board, upon the recommendation of the Nominating and Governance Committee, has determined to reduce its size from ten to eight members effective after the 2016 Annual Meeting. Directors Lionel L. Nowell, III and Alan N. Stillman are not standing for reelection.

The Nominating and Governance Committee believes that an eight member Board of Directors is currently appropriate for Darden. However, the Board will continue to seek a diversity of talent and experience to draw upon and to ensure its ability to appropriately staff committees of the Board. The Board also will continue to self-evaluate and to consider various matters as to its size. As appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

The following eight directors are standing for election this year to hold office until the 2017 Annual Meeting of Shareholders or until their successors are elected and qualified. All were nominated by our Nominating and Governance Committee and have previously served on the Board. Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board. However, we do not expect this to occur.

Your Board recommends that you vote FOR each of the nominees to the Board.

Board Nominees

The following information is as of the date of this Proxy Statement. Included is information provided by each director, such as his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the specific information presented below regarding the experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Darden’s core purpose is to nourish and delight everyone we serve, as supported by our core values of integrity and fairness, respect and caring, diversity, always learning – always teaching, being “of service,” teamwork and excellence. As noted in our Corporate Governance Guidelines, our directors should reflect these core values, possess the highest personal and professional ethics, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

MARGARET SHÂN ATKINS
Director since 2014.

Ms. M. Shân Atkins (no relation to former director Betsy S. Atkins), age 59, is a Co-Founder and Managing Director of Chetrum Capital LLC, a private investment firm, a position she has held since 2001.  Prior to founding Chetrum, she spent most of her executive career in the consumer/retail sector, including various positions with Sears, Roebuck & Co., a major North American retailer, from 1996 to 2001 where she was promoted to Executive Vice President in 1999.  Prior to joining Sears, Ms. Atkins spent fourteen years with Bain & Company, an international management consultancy, as a leader in the consumer and retail practice. She began her career as a public accountant at what is now PricewaterhouseCoopers LLP, a major accounting firm, and holds designations as a Chartered Professional Accountant and Chartered Accountant (Ontario) and as a Certified Public Accountant (Illinois).  Ms. Atkins currently serves on the board of directors of SpartanNash Company, a national grocery wholesaler/retailer and distributor of food products to the worldwide U.S. military commissary system, and SunOpta, Inc., a North American manufacturer of natural and organic food products.  She previously served on the boards of directors of The Pep Boys - Manny, Moe & Jack (2004 - 2015), an operator of automotive parts and service stores, Tim Hortons (2007 - 2014), a leading North American quick-serve restaurant chain, Shoppers Drug Mart Corporation (2005 - 2012), a Canadian drugstore chain, and Chapters, Inc. (1999 - 2001), a Canadian bookstore chain.

The Nominating and Governance Committee concluded that Ms. Atkins is qualified and should serve, in part, because of her retail industry, operations, strategic planning and financial expertise, and public-company director experience.

JEAN M. BIRCH
Director since 2014.

Ms. Birch, age 56, is the retired CEO and President of Birch Company, LLC, a specialized strategy and leadership consulting firm focused on the hospitality industry, a position she held from 2012 until 2016. From June 2009 to August 2012, she was President of IHOP Restaurants, one of the largest full-service restaurant companies and a division of DineEquity, Inc. From 2007 to 2009, Ms. Birch was an independent restaurant and hospitality consultant at Birch Company, LLC.  From January 2005 to August 2007, she was President of Romano’s Macaroni Grill, a casual dining restaurant chain specializing in Italian-American cuisine, and from August 2003 until January 2005, President of Corner Bakery Café, a casual dining restaurant company, both divisions of Brinker International, Inc.  From 1991 to 2003, Ms. Birch held various roles with YUM! Brands, a global quick service restaurant company, including Vice President Operations for Taco Bell.  Since November 2013, she has served on the board of directors of Cosi Inc., a national fast casual restaurant chain, and since April 2015, she has served as a director of Papa Murphy’s Holdings, Inc., the fifth largest pizza company in the United States.  She has also served on the board of directors of the Children’s Miracle Network Hospitals since 2013.  Previously, Ms. Birch served on the boards of directors of Meals on Wheels Association of America Foundation, Women’s Foodservice Forum, Centralized Supply Chain Services, the California Council for Economic Education and E La Carte.

The Nominating and Governance Committee concluded that Ms. Birch is qualified and should serve, in part, because of her more than 23 years of restaurant operations and executive leadership experience with several major brands, along with a broad-based background in and extensive knowledge of operations, marketing, and brand strategy development.

BRADLEY D. BLUM
Director since 2014.

Mr. Blum, age 62, has served as CEO for several major brands and companies in the restaurant industry.  Since September 2005, Mr. Blum has served as Founder and CEO of BLUM Enterprises, LLC, a restaurant company focused on restaurant strategy, concept development, and investing.  Mr. Blum served on the Supervisory Board of AmRest Holdings SE, a publicly traded global fast-food and casual dining operator with six different restaurant brands from July 2013 through September 2015. In May 2012, Mr. Blum co-founded FIVE TO SEVEN, a transatlantic partnership, whose mission is to provide Good Food for the Planet™.  In January 2012, Mr. Blum became board director, strategic partner and investor at LEON Restaurants, an international restaurant group offering seasonal, naturally fast food. Prior to that, Mr. Blum served as CEO of Romano’s Macaroni Grill, an Italian casual dining restaurant chain, from December 2008 through July 2010.  Mr. Blum served as CEO of the global fast food enterprise Burger King Corporation from December 2002 through July 2004.  Mr. Blum served as President of the Company’s Olive Garden brand from December 1994 through March 2002, after which he served as Vice Chairman of the Company through December 2002.  While at the Company, Mr. Blum served on its board of directors from September 1997 through December 2002.  Mr. Blum helped launch Cereal Partners Worldwide, a 50/50 global joint venture between Nestlé and General Mills focused on breakfast cereals, serving from 1990 through 1994 as Senior Vice President of Marketing and having operating responsibilities for various countries in Western Europe. Prior to that, Mr. Blum progressed through various marketing and brand management executive positions in the U.S. from 1978 through 1990 for General Mills, Inc., an American multinational manufacturer and marketer of branded consumer goods.

The Nominating and Governance Committee concluded that Mr. Blum is qualified and should serve, in part, because of his extensive executive leadership experience in the restaurant industry and his operating, branding and turnaround expertise, including his success and familiarity with our Company during his previous tenure on the board.

JAMES P. FOGARTY
Director since 2014.

Mr. Fogarty, age 48, was the CEO and a director of Orchard Brands, a multi-channel marketer of apparel and home products, from November 2011 until its sale in July 2015, at which time he became a Senior Advisor to Bluestem Group Inc., the acquirer of Orchard Brands, through October 2015.  Prior to that, Mr. Fogarty was a private investor from November 2010 to November 2011.  From April 2009 until November 2010, Mr. Fogarty was President, CEO and director of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer. Other prior executive positions held by Mr. Fogarty include Managing Director of Alvarez & Marsal, an independent global professional services firm, from August 1994 until April 2009, President and COO of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from September 2008 until April 2009, President and CEO of American Italian Pasta Company, the largest producer of dry pasta in North America from September 2005 through February 2008, CFO of Levi Strauss & Co., a brand-name apparel company from 2003 until 2005, and from December 2001 through September 2003, he served as Senior Vice President and CFO and for a period as a director of The Warnaco Group, a global apparel maker.  From October 2011 through September 2015, Mr. Fogarty served as a director of Regis Corporation, which owns, operates and franchises hair and retail product salons.

The Nominating and Governance Committee concluded that Mr. Fogarty is qualified and should serve, in part, because of his operational and turnaround experience, and his significant executive officer and director experience at a variety of public and private companies.

CYNTHIA T. JAMISON
Director since 2014.

Ms. Jamison, age 56, was the CFO of AquaSpy, Inc., an Australian environmentally responsible irrigation company, from 2009 to 2012, when she retired.  From 1999 to 2009, she was a partner with Tatum, LLC, an executive services firm focused exclusively on providing CFO support to public and private companies.  Prior to joining Tatum, she served as CFO of Chart House Enterprises (later AM-CH, Inc.), a publicly traded restaurant company, from May 1998 until March 1999 and previously held various CFO or COO positions at Allied Domecq Retailing USA, a spirits, wine and quick-service restaurant operator, Kraft General Foods, a food and beverage company, and Arthur Andersen LLP, a major accounting firm.  Since 2002, Ms. Jamison has served as a member of the board of directors for Tractor Supply Company, an operator of retail farm and ranch stores, where she currently serves as Non-Executive Chairman.  Ms. Jamison also serves as a director of Office Depot, Inc., a global supplier of office products and services, since August 2013, and Big Lots, Inc., a discount retailer, since May 2015.  Ms. Jamison’s experience includes her past service as a director of several other companies including: B&G Foods, Inc., a manufacturer of high quality, shelf-stable food and household products, Cellu Tissue, Inc., a paper products producer, and Caribe Media, a communications company in the Dominican Republic.

The Nominating and Governance Committee concluded that Ms. Jamison is qualified and should serve, in part, because of her status as a financial expert and experienced audit committee member and chair, senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience.

EUGENE I. (GENE) LEE, JR.
Director since 2015.

Mr. Lee, age 55, has been our President and CEO since February 2015.  Prior to that, Mr. Lee served as President and Interim CEO since October 2014, and as President and COO of the Company from September 2013 to October 2014.  He served as President, Specialty Restaurant Group from our acquisition of RARE on October 1, 2007 to September 2013.  Prior to the acquisition, he served as RARE’s President and COO from January 2001 to October 2007.  From January 1999 until January 2001, he served as RARE’s Executive Vice President and COO.  Since November 2015, Mr. Lee has served as a director of Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America.

The Nominating and Governance Committee concluded that Mr. Lee is qualified and should serve, in part, because of his extensive senior management and leadership experience with our Company.

WILLIAM S. SIMON
Director since 2014.

Mr. Simon, age 56, served as Executive Vice President of Wal-Mart Stores, Inc., a global retailer, and as President and CEO, Walmart U.S., the largest division of Wal-Mart Stores, Inc., which consists of retail department stores, from July 2010 to August 2014.  Previously, he served as Executive Vice President and COO of Walmart U.S. from March 2007 to June 2010 and Executive Vice President of Professional Services and New Business Development from March 2006 to March 2007.  Prior to joining Walmart, Mr. Simon held senior executive positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a multinational alcoholic beverages company, and Cadbury Schweppes plc, a multinational confectionery company.  Mr. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves.  Mr. Simon previously served on Darden’s Board of Directors from 2012 until 2014 and rejoined the Board of Directors in October 2014. He was elected to the Board of Directors for Agrium, Inc. an agricultural products manufacturer and retailer in February 2016.  Mr. Simon was elected to the Board of Directors for Chico’s FAS, an apparel retailer, in July 2016.

The Nominating and Governance Committee concluded that Mr. Simon is qualified and should serve, in part, because of his senior level executive experience in large, complex, retailing and global brand management companies and his extensive experience in retail operations, food service and restaurants, as well as consumer packaged goods.

CHARLES M. (CHUCK) SONSTEBY
Director since 2014.

Mr. Sonsteby, age 62, is currently Chairman of our Board.  He was elected the Vice Chairman, CFO and Chief Administrative Officer of The Michaels Companies, Inc., the largest arts and crafts specialty retailer in North America and parent company of Michaels Stores, Inc., in June 2016. He had served as CFO and Chief Administrative Officer of that company and its predecessor since October 2010.  Prior to that, Mr. Sonsteby served as the CFO and Executive Vice President of Brinker International, Inc., a casual dining restaurant company, from May 2001 to October 2010.  He joined Brinker in 1990 as Director of the Tax, Treasury and Risk Management departments and thereafter served in various capacities, including as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997.  Mr. Sonsteby also previously served on the board of directors of Zale Corporation, a specialty retailer of diamond and other jewelry products in North America, from November 2006 to February 2011.

The Nominating and Governance Committee concluded that Mr. Sonsteby is qualified and should serve, in part, because of his restaurant operations and executive leadership experience with several major brands, and his experience as a public company director.

PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with SEC rules, the Board asks shareholders for advisory approval of the Company’s executive compensation on an annual basis. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs, as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, beginning on pages 26 and 39, respectively.

As described in detail in the “Compensation Discussion and Analysis” section beginning on page 26, the Compensation Committee oversees the executive compensation program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Darden’s circumstances and to promote the main objectives of the program. These objectives include: to help us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our shareholders, and to promote a performance-based culture that is intended to align the interests of our executives with those of our shareholders.

We are asking our shareholders to indicate their support for our NEO compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and procedures described in this Proxy Statement.

Resolved, that the compensation awarded to Darden’s NEOs for fiscal 2016, as disclosed in this Proxy Statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

Your Board recommends that you vote FOR approval of the foregoing resolution.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2017. KPMG LLP has served as our independent registered public accounting firm since 1995. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

Your Board recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2017.

PROPOSAL 4 — SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY ADOPT A POLICY TO PHASE OUT NON-THERAPEUTIC USE OF ANTIBIOTICS IN THE MEAT SUPPLY CHAIN

Green Century Equity Fund, 114 State Street, Suite 200, Boston, MA 01209, beneficial owner of 2,397 of our common shares as of April 4, 2016, has notified us that it intends to present the following proposal for consideration at the Annual Meeting. In accordance with federal securities regulations, we have included the text of the proposal and supporting statement exactly as submitted by the proponent. We are not responsible for the content of the proposal or the supporting statement or any inaccuracies they may contain.

Shareholder Proposal and Supporting Statement

Whereas: Antibiotic resistance has become a public health crisis. 'Superbugs'-bacteria immune or resistant to one or more antibiotics-infect over 2 million people in the U.S. and kills over 23,000 annually, according to the Centers for Disease Control and Prevention. As resistance increases, medications used to treat human infections lose their effectiveness, leading the World Health Organization to warn of a looming 'post-antibiotic' era.

Calls to restrict or ban the routine use of medically important antibiotics for food-animals have been endorsed by the American Medical Association, American Public Health Association, and other leading health organizations.

An important cause of antibiotic-resistant bacteria is the prolific overuse of antibiotics in food animal production for the routine, non-therapeutic purposes of promoting faster growth or preventing illness. In the U.S., more than 70% of medically important antibiotics are sold for use on food-animals.

Companies with exposure to prophylactic antibiotic usage through their supply chains may face a number of financial risks, including potential reputational damage clue to growing consumer concern over antibiotics in meat. A 2012 Consumer Reports survey concluded that the majority of consumers surveyed were extremely or very concerned about the use of antibiotics in animal feed and would spend more for meat produced without these drugs.

Addressing these changing consumer attitudes may present commercial opportunities. Sales of antibiotic-free meat are growing quickly: the value of U.S. sales of antibiotic-free chicken rose by 34% in 2013. Companies including Panera Bread, Chipotle, Subway, and Chick-fil-A have responded to this demand through adopting policies against purchasing meat produced with routine antibiotics.

Darden Restaurants (Darden) buys millions of pounds of beef, chicken, pork and turkey every year, with beef comprising one of the largest portions of its food basket. Consequently, food quality and safety trends should be of chief priority to the company. Indeed, Darden acknowledges in its 10-K that the restaurant industry is “intensely competitive,”and that “type and quality of food” is a top competitive point. Darden may face competitive and reputational risks if it continues to fall behind industry peers that have demonstrated leadership on this issue.

Resolved: Shareholders request that the company adopt an enterprise-wide policy to phase out the non-therapeutic use of antibiotics in the meat supply chain (including for poultry, beef, and pork), and report to shareowners within six months of the annual meeting, at reasonable cost and omitting proprietary information, on the timetable and measures for implementing this policy.

Supporting Statement
“Non-therapeutic use” of antibiotics is defined as:
(i)administration of antibiotics to an animal through feed and water (or, in poultry hatcheries, through any means) for purposes (such as growth promotion, feed efficiency, weight gain, or disease prevention) other than therapeutic use or non-routine disease control; and includes
(ii)any repeated or regular pattern of use of antimicrobials for purposes other than therapeutic use or non-routine disease control.

Board of Directors’ Response

The Board recommends a vote AGAINST this proposal.

The Board has carefully considered the proposal and, in light of recent Company actions, believes that the policy requested by the proposal is unnecessary because:

•	Darden has a publicly available position on antibiotic use that reflects the need to balance animal well-being, food safety, supply chain security and broader health concerns;

•
In March 2016, we adopted Food Principles that address the Company’s commitment to the safety and sustainability of our supply chain, which were developed after extensive collaboration between our Company, its suppliers and other stakeholders; and

•
We believe that adopting the policy requested by the shareholder proponent would not provide tangible benefits to shareholders or our restaurant guests and could put us at a competitive disadvantage by creating the possibility of supply shortages for our key protein menu items or increased costs for our guests.

Darden Position on Antibiotic Use

Antibiotic use in animals is a complex subject and we acknowledge that our guests want to understand more about where our ingredients come from and how they are produced. Darden continues to study the issue and believes that discussions regarding antibiotic use must reflect a variety of considerations, including an understanding that responsible use of antibiotics is one way farmers keep animals healthy and enhance food safety. That is why the Company has consulted with its internal subject matter experts, suppliers and other stakeholders to develop the Darden Food Principles to demonstrate the Company’s commitment to providing our guests with great food that is safely and sustainably sourced.

The Darden Food Principles

On March 30, 2016, the Company announced the Darden Food Principles, a set of guiding principles around the food we serve and related commitments to our guests. The full Food Principles are posted on the Darden corporate website at https://www.darden.com/citizenship/plate/food-principles#food principles. Our ingredients are carefully sourced from suppliers who share Darden’s commitment to maintaining best-in-class food safety, quality, sustainability and ethical business conduct.

In the Food Principles, we note that we support a broad community of farmers and other suppliers who work hard to help us bring great food to our tables. Given our mutual interests, we expect our suppliers to share our commitment to doing business the right way.

As we source our ingredients, Darden maintains our Supplier Code of Conduct, which outlines our expectations for our suppliers in areas such as ethical business practices; human rights and labor laws; environmental, health and safety practices; and legal compliance.

Darden also takes animal well-being very seriously. We have a responsibility to ensure that animals are treated with respect and care in the process of providing nutritious food that is served in our restaurants. Our approach to animal well-being and auditing our suppliers is to ultimately ensure the ‘Five Freedoms’ of care throughout the life of farm animals. This guidance on humane animal treatment directs our practices as well as our selection of, and relationship with, sourcing partners.

The first commitment that we make in the Food Principles is directly related to the topic of this proposal:

•
“By Dec. 2016, antibiotics important to human medicine will be phased out from use with farm animals for growth promotion and all of our land-based protein suppliers will only use shared-class antibiotics (i.e. those used for both humans and animals) to treat, prevent and control animal illness under the supervision of a veterinarian.”

This commitment is consistent with the FDA recommendation and reflects the culmination of discussions amongst many Darden stakeholders, taking into consideration the best-in-class objectives in several different areas. Importantly, we believe this commitment and the FDA guidelines achieve the goals that are stated by the proponents: antibiotics important to human medicine will be eliminated from our meat supply chain for routine use without the oversight of a veterinarian before the end of 2016.

We have carefully crafted these principles for food sourcing to ensure that we can maintain best-in-class food safety, quality, sustainability and animal well-being. The proposal asks the Company to focus on one small segment of one criteria — certain types of antibiotic use — when sourcing our meat products, without taking into consideration the effect that focusing on that criteria would have on the ability of the Company to continue to maintain best-in-class status in the other areas.

Adopting the Requested Policy Would Not Benefit Shareholders and May Put Us at a Competitive Disadvantage

After reviewing the facts and considering 1) the discussions held with stakeholders when we developed our Food Principles, 2) food safety guidelines and 3) laws and regulations, we do not believe that adopting the requested policy would benefit shareholders or our guests. Disrupting the balance of interests inherent in our best-in-class objectives as requested by this proposal would create risk to the safety and stability of our supply chain and increase costs for our protein products, thereby raising prices we must charge our guests and expending Company resources while providing no tangible benefit to shareholders.

We intend to provide periodic updates to stakeholders as we move forward with the implementation of the Food Principles and when we achieve the related commitments. We expect to provide these updates in our bi-annual corporate citizenship reports or updates that we provide during the interim between reports. The reports are posted to our website at https://www.darden.com/citizenship/reporting-library. We do not believe that a special report beyond what we have already committed to provide to the public is necessary or an efficient use of Company resources.

Accordingly, your Board recommends that you vote AGAINST this proposal.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Meetings. At the 2015 Annual Meeting the following 12 directors were elected to the Company’s Board of Directors: Margaret Shân Atkins, Jean M. Birch, Bradley D. Blum, James P. Fogarty, Cynthia T. Jamison, Eugene I. Lee, Jr., William H. Lenehan, Lionel L. Nowell, III, William S. Simon, Jeffrey C. Smith, Charles M. Sonsteby and Alan N. Stillman. The size of the Board was subsequently decreased to 10 directors due to two director departures: Mr. Lenehan left the Board in November 2015 in connection with the FCPT Transaction and Mr. Smith left the board in April 2016.

During the fiscal year ended May 29, 2016, the Board met 8 times. For the period of his or her Board service in fiscal 2016, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the standing committees on which the director served.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, the Board has adopted Shareholder Communication Procedures that are available at www.darden.com under Investors — Corporate Governance. In general, shareholders and other interested parties may send communications to the attention of the Board, any individual director or the non-employee directors as a group, through the Independent Chairman of the Board. Communications may be sent in writing or via email to: Charles M. Sonsteby, Chairman of the Board, Darden Restaurants, Inc., c/o Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 1000 Darden Center Drive, Orlando, Florida 32837, email: chairman@darden.com.

The Corporate Secretary will act as agent for the Independent Chairman in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Independent Chairman without instruction from the Independent Chairman, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Independent Chairman. The Corporate Secretary will send a reply to the sender of each communication acknowledging receipt of the communication.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is available at www.darden.com under Investors — Corporate Governance, as Appendix A to the Nominating and Governance Committee charter.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, diversity, always learning – always teaching, being “of service,” teamwork and excellence) and possess a wide range of experience in the business world. We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints and experiences enhance the Board’s effectiveness. When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and the Director Nomination Protocol provide that the Company seeks Board members who will bring to the Board a deep and wide range of experience in the business world and who have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. The Company strives to maintain a Board that reflects the gender, ethnic, racial and other diversity of our work force and restaurant guests, and also fosters diversity of thought. Recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and the Company also intends to maintain the diversity of its Board.

The Nominating and Governance Committee will identify potential candidates to recommend to the full Board and a search firm may be engaged to identify additional candidates and assist with initial screening. The Nominating and Governance Committee and the Chairman of the Board will perform the initial screening and review the credentials of all candidates to identify candidates that they feel are best qualified to serve. The Chairman of the Nominating and Governance Committee, working with the Chairman of the Board, will obtain background and reference information, as appropriate, for the candidates under consideration.

The Nominating and Governance Committee will review all available information concerning the candidates’ qualifications and, in conjunction with the Chairman of the Board, will identify the candidate(s) they feel are best qualified to serve on the Company’s Board. The Chairman of the Nominating and Governance Committee, the CEO, and the Chairman of the Board (or the Chairman of the Board’s delegate from the Board) will meet with the leading candidates to further assess their qualifications and fitness, and to determine their interest in joining the Board. Following the meeting, the Board member participants and the Chairman of the Board will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for election.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided in our Bylaws. There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. Each of the directors standing for reelection this year attended the 2015 Annual Meeting.

Board Committees and Their Functions

General. Our Board has four standing committees that operate under charters adopted by the Board: Audit, Compensation, Finance, and Nominating and Governance. Each charter is available at www.darden.com under Investors — Corporate Governance. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee is an independent director as defined in our Corporate Governance Guidelines, the NYSE listing standards and the Exchange Act requirements. All Board committees have the authority to retain outside advisors. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board as a whole.

Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of four members: Ms. Jamison as the Chair, and Ms. Atkins and Messrs. Blum and Sonsteby as members.

The Board has determined that Mses. Atkins and Jamison and Messrs. Blum and Sonsteby are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possess financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards. The Audit Committee met 8 times during fiscal 2016 and has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm and internal auditing function;

•	The provision of a channel of communication among the Board, the independent auditor, internal audit function, management and other concerned individuals;

•	The assistance to the Board in meeting its fiduciary duties to shareholders and the Company;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	The risks associated with the foregoing.

Another purpose of our Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this Proxy Statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee consists of four members: Mr. Fogarty as the Chair and Mr. Nowell and Mses. Birch and Jamison as members.

The Compensation Committee met 8 times during fiscal 2016. The primary responsibilities of our Compensation Committee include the following:

•
Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the CEO’s compensation based on this evaluation (the CEO may not be present during any Compensation Committee deliberations or voting with respect to his compensation);

•	Make recommendations to the other independent directors who will, together with the Compensation Committee, review and approve the compensation for employee directors other than the CEO;

•
Periodically, as and when appropriate, recommend to the other independent directors who will, together with the Compensation Committee, review and approve the following as they affect the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•
Review and approve the compensation of and compensation policy for the executive officers and such other employees of the Company and its subsidiaries as directed by the Board, other than the CEO and other employee directors, including but not limited to: (a) the annual base salary level, (b) the annual cash bonus incentive opportunity level under the applicable annual incentive bonus plan, and (c) the long-term incentive opportunity level under the applicable long-term incentive plan for each executive officer (other than the CEO and other employee directors);

•
Periodically, as and when appropriate, review and approve the following as they affect the executive officers other than the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•
Annually review and approve the objective performance measures and the performance targets for executive officers participating in the Company’s annual incentive bonus plans and long-term incentive plans and certify the performance results under such measures and targets;

•	Determine, amend and monitor compliance with the stock ownership guidelines applicable to executive officers and take actions to address any violation of the stock ownership guidelines;

•
Review and discuss with management the Compensation Discussion and Analysis required to be included in our Proxy Statement and Annual Report on Form 10-K and, based on such review and discussion, make a recommendation to the Board that the Compensation Discussion and Analysis be so included;

•	Prepare a Compensation Committee Report for inclusion in our Proxy Statement and/or annual Form 10-K;

•
Monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to the participation of directors and officers in the Company’s compensation and employee benefit plans or programs;

•
Oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and any applicable requirements under NYSE rules that shareholders approve equity compensation plans;

•
Provide recommendations to the Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

•	Review and consider the results of any advisory vote on executive compensation and otherwise oversee the Company’s engagement with shareholders on the subject of executive compensation;

•
Review and make recommendations to the Board with respect to adopting, amending and overseeing the policies and practices related to the Company’s recoupment, or the forfeiture by employees, of incentive compensation;

•	Establish, terminate, amend or modify Company’s employee benefit plans or programs; and

•	Provide oversight of the risks associated with the foregoing.

The Compensation Committee may delegate its power under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended (the “2015 Plan”), to one or more directors, including a director who is also a senior executive officer of Darden, except that the Compensation Committee may not delegate its powers under the 2015 Plan with regard to our executive officers or directors who are subject to Section 16 of the Exchange Act, or in such a manner as would cause the Plan to not comply with the requirements of Section 162(m) of the Code. Under its charter, the Compensation Committee may delegate any of its administrative responsibilities under our compensation and benefit plans, subject to the applicable rules of the SEC, NYSE and the Internal Revenue Code, to any other person or persons, to the extent permitted by law.

See “Compensation Discussion and Analysis — Process for Determining Fiscal 2016 Executive Compensation — Independent Consultant” for information with regard to the role of consultant in the Compensation Committee’s decision making process.

Finance Committee. The Finance Committee (formerly known as the Finance and Real Estate Committee) consists of five members: Mr. Nowell as the Chair and Mses. Atkins and Birch and Messers. Fogarty and Simon as members.

The Finance Committee met 5 times during fiscal 2016. The primary responsibilities of our Finance Committee are to:

•
Review financial policies and performance objectives developed by management pertaining to cash flow, capital spending and finance requirements; cash and debt balances, other key credit metrics, and credit ratings; dividend policy; investment criteria, including capital investment hurdle rates; and financial risk management strategies, including hedging and the use of derivatives;

•
Review significant changes to our capital structure, financial arrangements, capital spending and acquisition and disposition plans and making recommendations as needed to the Board regarding the financial structure, financial condition and financial strategy of the Company including the timing and maturity of debt, terms and interest rates of individual issues; common stock sales, repurchases or splits and any changes in dividends; proposed mergers, acquisitions, divestitures, joint ventures and strategic investments; any material diversification of the Company’s business; and authorization for any material prepayment, redemption or repurchase of debt for the purpose of satisfying sinking fund obligations;

•
Review the Company’s proposed annual consolidated budget included in its business plan, recommending such budget to the full Board for approval, and periodically reviewing the Company’s performance against such budget as reasonably required or requested by the Board;

•	Review material banking relationships and lines of credit; and

•
Review periodic reports on the Company’s overall real estate strategy, including significant leasing arrangements, potential impairment issues and review of new restaurant strategies and format changes.

Nominating and Governance Committee. The Nominating and Governance Committee consists of four members: Mr. Simon as Chair and Messrs. Blum, Sonsteby, and Stillman as members.

The Nominating and Governance Committee met 5 times during fiscal 2016. The primary responsibilities of the Nominating and Governance Committee are to:

•
Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders, or in the case of a vacancy on the Board, recommend an individual to fill such vacancy;

•	Review and recommend to the Board the appropriate organizational and board leadership structure;

•	Review the adequacy of our corporate governance principles on a regular basis;

•	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company;

•
Review the Company’s stock ownership guidelines for non-employee directors, recommend to the Board revisions to such guidelines as it deems desirable or appropriate, and monitor compliance with such guidelines;

•	Oversee the Board’s self-evaluation process, and provide the Board advice regarding Board succession;

•	Recommend to the Board membership for each Board committee and any changes to the Board’s committee structure as it deems advisable;

•	Review the Company’s compliance with SEC and NYSE rules and other applicable legal or regulatory requirements pertaining to corporate governance; and

•	Provide oversight of the risks associated with the foregoing.

Among the Nominating and Governance Committee’s other specific duties, it also is responsible for:

•
Reviewing resignations tendered by a director if, in an uncontested election, the director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors, and recommending to the Board whether to accept or reject the tendered resignation, or whether other action should be taken; and

•
Making recommendations to the other independent directors who will, together with the Nominating and Governance Committee, determine and approve the compensation for the non-employee independent directors.

The Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes the process by which we intend to fill vacancies and add new members to the Board. The Protocol is described in more detail above under the subheading “Board of Directors — Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers and recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and the NYSE listing standards.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The terms of the Director Compensation Program apply to all directors who are elected to the Board and are not employees of the Company or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect at the time and pursuant to which we are authorized to grant shares of our common stock and share-based awards to directors. Currently, grants of common stock and share-based awards to directors are made from the 2015 Plan. All of our non-employee directors have been determined by your Board to be independent under applicable NYSE listings standards and our Corporate Governance Guidelines.

Our Nominating and Governance Committee periodically reviews our Director Compensation Program. The Nominating and Governance Committee acts with the assistance of Pearl Meyer and Partners, the Board’s independent compensation consultant. Pearl Meyer and Partners provides market data on director compensation programs at comparable companies, including companies in the peer groups described in the “Compensation Discussion and Analysis.”

Current Director Compensation Program

In September 2015, the Board, upon the recommendation of the Nominating and Governance Committee, approved and set the compensation for directors as follows:

•	An annual cash retainer of $75,000;

•	An annual cash retainer for the Chairman of the Board of $30,000;

•	An annual cash retainer for the Chairs of the Audit, Compensation, Finance and Nominating and Governance Committees of $30,000, $20,000, $15,000 and $15,000, respectively;

•	An annual cash retainer for the members of the Audit, Compensation, Finance and Nominating and Governance Committees of $15,000, $10,000, $7,500 and $7,500, respectively; and

•	An annual equity grant, which will be paid 100% in the form of restricted stock units (“RSUs”) and will have a fair market value of $120,000 at the date of grant.

The annual cash retainers are due and paid quarterly, in arrears, unless the director elects to defer the payment. Directors may elect to receive, in lieu of their cash compensation, RSUs to be of equal value to the foregone cash fees. If the director chooses to defer payment by receiving RSUs, he or she will receive dividends equivalents on such RSUs.

For the annual equity grant delivered in RSUs, the number of RSUs received equals the award value divided by the fair market value of our common stock on the date of grant. The RSUs vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. A director may elect to defer receipt of these RSUs until completion of Board service. Directors receive dividend equivalents on the RSUs to the extent the RSUs vest.

Each of our directors is required to own the Company’s common shares with a value of at least five times the annual Board cash retainer, with a mandatory hold on all shares until the ownership guideline is achieved. However, the directors may sell enough shares to pay taxes in connection with their awards, even if the ownership guideline has not yet been achieved. As of May 29, 2016, all of the directors were in compliance with the stock ownership guidelines.

The Company reimburses directors for travel to Board meetings and related expenses, and for costs incurred in connection with attending continuing education programs. In addition, the Company provides a dining benefit to our directors because we believe it is important for our directors to experience dining in our restaurants in order to better perform their duties to our Company.

Fiscal 2016 Compensation of Non-Employee Directors

The table below sets forth, for each person who served as a non-employee director during fiscal 2016, the amount of fees earned or paid in cash, the number of stock awards granted and all other compensation for his or her service in fiscal 2016. Fees earned that were paid in the form of RSUs are detailed in the notes to the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)
Betsy S. Atkins	26,338	—	—	—	—	—	26,338
M. Shân Atkins	100,055	120,010	—	—	—	—	220,065
Jean M. Birch	96,250	120,010	—	—	—	—	216,260
Bradley D. Blum	93,915	120,010	—	—	—	—	213,925
Peter A. Feld	24,478	—	—	—	—	—	24,478
James P. Fogarty	106,250	120,010	—	—	—	—	226,260
Cynthia T. Jamison	115,000	120,010	—	—	—	—	235,010
William H. Lenehan	23,798	—	—	—	—	—	23,798
Lionel L. Nowell III	102,122	120,010	—	—	—	—	222,132
William S. Simon	93,359	120,010	—	—	—	—	213,369
Jeffrey C. Smith	81,820	120,010	—	—	—	—	201,830
Charles M. Sonsteby	108,544	120,010	—	—	—	—	228,554
Alan N. Stillman	82,500	120,010	—	—	—	—	202,510

(1)	Includes all fees earned, including annual Board retainer, Board and committee chair retainers and committee member retainers.

The annual retainers were payable pro rata at the end of each fiscal quarter and the amounts shown may have been delivered as cash or restricted stock units. The restricted stock units granted are immediately vested, however the settlement of the restricted stock units may be deferred. Amounts received as restricted stock units were as follows: Ms. Betsy Atkins, 443 units with a market value of $26,276; Mr. Feld, 403 units with a market value of $24,436; Mr. Fogarty, 448 units with a market value of $27,485; Mr. Lenehan, 388 units with a market value of $23,804; Mr. Nowell, 1,646 units with a market value of $102,003; Mr. Smith, 1,331 units with a market value of $81,683; Mr. Sonsteby, 428 units with a market value of $26,258. The number of units delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date. Restricted stock units granted prior to the spin-off of FCPT have been adjusted as described under the heading “Compensation Discussion and Analysis — Executive Compensation Program Elements — Four Corners Property Trust Transaction Anti-Dilution Adjustments.”

(2)
Amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) for fiscal 2016. The stock award is delivered in restricted stock units which vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. Mses. M. Atkins, Birch and Jamison and Messrs. Blum, Fogarty, Nowell, Simon, Smith, Sonsteby and Stillman received an annual restricted stock unit award of 1,707 units on September 17, 2015 with a fair market value of $119,968 based on the closing price of our common stock ($70.28) on the NYSE on September 17, 2015. Restricted stock units granted prior to the spin-off of FCPT have been adjusted as described under the heading “Compensation Discussion and Analysis — Executive Compensation Program Elements — Four Corners Property Trust Transaction Anti-Dilution Adjustments.”

The aggregate number of shares subject to outstanding stock-based awards as of May 29, 2016 for each director is provided in the table below:

	Outstanding Awards
Name	Stock Options	Restricted Stock Units
Betsy S. Atkins	—	—
M. Shân Atkins	3,123	4,271
Jean M. Birch	3,123	1,922
Bradley D. Blum	3,123	1,922
Peter A. Feld	3,123	—
James P. Fogarty	3,123	5,942
Cynthia T. Jamison	3,123	4,271
William H. Lenehan	3,123	—
Lionel L. Nowell III	3,123	6,944
William S. Simon	2,418	1,922
Jeffrey C. Smith	3,123	—
Charles M. Sonsteby	3,123	5,865
Alan N. Stillman	3,123	4,271

Awards granted prior to the spin-off of FCPT have been adjusted as described under the heading “Compensation Discussion and Analysis — Executive Compensation Program Elements — Four Corners Property Trust Transaction Anti-Dilution Adjustments.”

(3)
The Company provides a dining benefit to our directors to experience dining in our restaurants. This benefit does not appear in the Director Compensation Table because the value did not meet the minimum disclosure requirements established by the SEC.

STOCK OWNERSHIP OF MANAGEMENT

This table shows the beneficial ownership of our common shares as of May 29, 2016 by our directors, director nominees, executive officers named in the Summary Compensation Table, with the exception of Mr. Davis, whose beneficial ownership of common shares is as of March 9, 2016, Ms. Insignares, whose beneficial ownership of common shares is as of July 24, 2015, and Mr. Richmond, whose beneficial ownership of common shares is as of July 28, 2015, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of May 29, 2016. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding(2)
M. Shân Atkins	5,832	*
Jean M. Birch	5,909	*
Bradley D. Blum	7,709	*
Todd A. Burrowes	3,421	*
Ricardo Cardenas	46,442	*
Jeffrey A. Davis	—	*
James P. Fogarty	12,033	*
David C. George	287,255	*
Harald E. Herrmann	6,076	*
Valerie L. Insignares	326,803	*
Cynthia T. Jamison	5,892	*
Danielle L. Kirgan	51,310	*
Eugene I. Lee, Jr.	386,131	*
Lionel L. Nowell III	8,545	*
C. Bradford Richmond	431,003	*
William S. Simon	8,765	*
Charles M. Sonsteby	13,066	*
Alan N. Stillman	8,572	*
All directors and executive officers as a group (16 persons) (3)	852,824	*

*	Less than one percent.

(1)
Includes common shares subject to stock options exercisable within 60 days of May 29, 2016, as follows: Ms. Atkins, 3,123; Ms. Birch, 3,123; Mr. Blum, 3,123; Mr. Cardenas, 37,179; Mr. Fogarty, 3,123; Mr. George, 254,268; Mr. Herrmann, 6,076; Ms. Insignares, 287,898; Ms. Jamison, 3,123; Ms. Kirgan, 45,521; Mr. Lee, 281,518; Mr. Nowell, 3,123; Mr. Richmond, 408,273; Mr. Simon, 2,418; Mr. Sonsteby, 3,123; Mr. Stillman, 3,123; and all directors and executive officers as a group, 645,888 shares.

Includes restricted stock units which will settle in stock awarded to directors which are vested or will vest within 60 days of May 29, 2016, as follows: Ms. Atkins, 2,349; Mr. Fogarty, 4,020; Ms. Jamison, 2,349; Mr. Nowell, 5,022; Mr. Sonsteby, 3,943; and Mr. Stillman, 2,349.

(2)
For any individual or group excluding former executive officers, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days and restricted stock units settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 29, 2016, plus (ii) the number of shares underlying options exercisable within 60 days and restricted stock units described in footnote 1 above held by just that individual or group. For former officers, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days and the restricted stock units settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 29, 2016, plus (ii) the number of shares underlying options exercisable within 60 days and restricted stock units described in footnote 1 above held by just that individual or group.

(3)	Excludes former executive officers named in the Summary Compensation Table.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of May 29, 2016. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	11,471,613(3)	9.09%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,954,103(4)	7.89%

(1)
“Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.

(2)	The figure reported is a percentage of the total of 126,215,727 common shares outstanding on May 29, 2016, excluding treasury shares.

(3)
Based on a Schedule 13G/A filed February 10, 2016, as of December 31, 2015, The Vanguard Group, Inc. beneficially owned an aggregate of 11,471,613 shares, and had sole power to vote 208,976 shares, shared voting power to vote 10,800 shares, sole dispositive power over 11,237,244 shares, and shared dispositive power over 234,369 shares.

(4)
Based on a Schedule 13G/A filed February 10, 2016, as of December 31, 2015, BlackRock, Inc. beneficially owned an aggregate of 9,954,103 shares, and had sole power to vote 8,993,632 shares and sole dispositive power over 9,954,103 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee believes that our success depends in large measure on our ability to attract and retain highly qualified officers who are motivated to put forth maximum effort on our behalf and on behalf of our shareholders. We have a strong link between pay and performance: our compensation programs are designed to align the performance objectives of our executives with the interests of shareholders.

The strategy is working: the Company’s fiscal 2016 performance was strong, resulting from focused strategic leadership of the Board and the executive leadership team. Fiscal 2016 strategic objectives included focusing on our “Back-to-Basics” operating philosophy and leveraging our competitive advantages that we see as keys to unlocking sales growth and expanding margins.

Key Changes to Compensation Programs for Fiscal 2016

Fiscal 2016 was the first full year implementing our new executive compensation strategy and programs. Our 2016 compensation programs were designed to better align pay for performance for our executives. The following are some of the more significant changes and enhancements to our executive compensation program:

•	Updated peer group to improve industry and size comparability;

•	Revised short-term incentive program to one that is based 100% on financial results versus historical inclusion of personal objectives;

•	Adopted new long-term incentive program that is 100% performance-based and stock-settled;

•
Introduced Return on Invested Capital and Relative Total Shareholder Return vs. restaurant industry peers as measures in the long-term incentive plan to ensure a focus on delivering appropriate returns on deployed capital and delivery of competitive total shareholder returns;

•	Updated executive stock ownership policy with a 100% holding requirement on net shares issued until the required ownership level is obtained; and

•	Replaced prior Management Continuity Agreements (MCAs) with new Change in Control Agreements that reflect current market practices and governance best practices.

Summary of Fiscal 2016 Performance and Pay Results

Darden made significant progress in fiscal 2016 as we continued to implement a clear, long-term strategic vision introduced in fiscal 2015 to strengthen Darden’s position as the premier full-service restaurant company. Performance for fiscal 2016 was strong: both sales and profitability improved as we continued to focus on our “Back-to-Basics” operating philosophy. The Company also completed the FCPT Transaction, its previously announced plan to spin off select real estate and restaurant assets into Four Corners Property Trust, Inc., which has become an independent publicly traded company, and completed sale leaseback transactions for various restaurant properties along with our restaurant support center property. The Company also returned $453 million in total cash to shareholders with $268.2 million in dividends and $184.8 million in share repurchases during fiscal 2016.

At the end of fiscal 2016, the Company achieved financial results for the following performance measures under existing annual or long-term awards:

•	Consolidated Total Revenue of $6.93 billion;

•	Consolidated Adjusted EPS of $3.53;

•	Consolidated Same Restaurant Sales growth of 3.3%; and

•	Consolidated Adjusted Free Cash Flow of $632.0 million.

These strong performance results, after adjustments approved by the Compensation Committee as described below, yielded strong executive compensation results for fiscal 2016, as evidenced by the following incentive compensation highlights:

•	Annual incentives tied to fiscal 2016 corporate performance metrics were earned at 162% of target;

•
Performance stock unit units tied to fiscal 2014-2016 performance were earned at 83% of target (representing a blended three year performance, with weaker performance in the first year and stronger performance in the final two years as follows: 29% in fiscal 2014, 113% in fiscal 2015, and 106% for fiscal 2016); and

•
Stock options granted in July 2015 have accrued in-the-money value commensurate with the increase in Darden’s stock price, but remain unvested (50% vest three years from grant date and 50% vest four years from grant date).

The Compensation Committee believes that these financial results and pay outcomes are indicative of a sound strategy, excellent execution, and a strong linkage between pay and performance. The Committee also believes that the following demonstrates the Company’s commitment to sound overall governance of executive compensation:

What we do:	What we don’t do:
• Fully independent Compensation Committee	• No guaranteed bonuses
• Independent executive compensation consultant	• No excise tax gross ups
• Majority of our target pay opportunity for our NEOs is in the form of “at risk” incentives	• No option repricing
• Annual incentives have multiple measures and capped payouts to mitigate risk	• No hedging, pledging or short sales of Company securities by officers or directors
• Long-term incentives granted in multiple award types to achieve multiple objectives	• No excessive severance
• Clawback mechanism to allow us to recover incentive compensation in the event of a financial restatement due to fraud	• No excessive perks or company aircraft
• Robust executive officer and outside director stock ownership requirements with mandatory holding requirement	• No single-trigger change in control payments
• Minimum three year vesting period on annual equity awards
• Annual shareholder engagement process

Overview

This compensation discussion and analysis provides information about our fiscal 2016 compensation program for our fiscal 2016 named executive officers (“NEOs”), several of whom are no longer with the Company (as described below).

Our named executive officers for fiscal 2016 were the following nine individuals, five of whom serve as executive officers of the Company as of the date of this Proxy Statement; four of whom formerly served as executive officers of the Company.

Name	Position with Company at Fiscal 2016 Year-End
Current Executive Officers
Eugene I. Lee, Jr.	President and Chief Executive Officer
Ricardo Cardenas	Senior Vice President, Chief Financial Officer
David C. George	President, Olive Garden and Executive Vice President, Darden Restaurants
Todd A. Burrowes	President, LongHorn Steakhouse
Danielle L. Kirgan	Senior Vice President, Chief Human Resources Officer
Former Executive Officers
Harald E. Herrmann	Senior Vice President, Special Projects, and Former President, Specialty Restaurant Group
Jeffrey A. Davis	Former Senior Vice President and Chief Financial Officer
C. Bradford Richmond	Former Senior Vice President and Chief Financial Officer
Valerie L. Insignares	Former President, LongHorn Steakhouse

Process For Determining Fiscal 2016 Executive Compensation

The Compensation Committee and Board are responsible for the Company’s executive compensation program. With respect to fiscal 2016 executive compensation, the Compensation Committee was primarily responsible for (a) the design of the new executive compensation program; (b) approving payouts under the Company’s fiscal 2016 Management Incentive Plan; and (c) approving payouts under outstanding performance stock units that were earned over the three year period ending with fiscal 2016. Throughout fiscal 2015, shareholders provided feedback that the Compensation Committee considered when developing the fiscal 2016 programs.

Independent Consultant

Following the Board transition in October 2014, the Compensation Committee hired Pearl Meyer and Partners as its independent consultant. In selecting Pearl Meyer and Partners, the Committee considered the independence factors prescribed by the SEC and the NYSE, and concluded that Pearl Meyer and Partners was independent and that its work did not raise any conflict of interest. In its role as independent consultant, Pearl Meyer and Partners reports to, and is directed by, the Compensation Committee. The primary services provided by the consultant are expected to include assisting with peer group review, periodic competitive market studies, periodic review and advice regarding variable pay program designs and executive compensation policies, updates on emerging practices and trends, and attendance at Compensation Committee meetings.

Compensation Peer Group

The Compensation Committee periodically reviews the pay levels and practices of peer companies in order to assess the competitive positioning of Darden’s pay levels and plan designs.

With respect to the comprehensive review and redesign of the compensation program for fiscal 2016, Pearl Meyer and Partners recommended, and the Committee approved, the following executive compensation peer group:

The Wendy’s Company
Dunkin’ Brands Group
DineEquity, Inc.
Brinker International, Inc.
Panera Bread Company
Bloomin Brands, Inc.
Chipotle Mexican Grill, Inc.
Buffalo Wild Wings, Inc.
Cracker Barrel Old Country Store, Inc.
The Cheesecake Factor, Inc.
Texas Roadhouse, Inc.

The Gap, Inc. Nordstrom, Inc. L Brands, Inc. AutoZone, Inc. PetSmart, Inc. Dick’s Sporting Goods, Inc. Tractor Supply Company Wyndham Worldwide Corporation William-Sonoma, Inc. Starwood Hotels and Resorts

The peer group of 21 companies reflects primarily companies in the restaurant, retail and hospitality industries and with financial characteristics within a tight range of the Company’s own characteristics. Our peer group reflects a median market capitalization of $6 billion.

The peer group extends beyond restaurant operators because there are a limited number of restaurant operators of comparable size to Darden and because the Company competes for talent with, and has some business model similarities to, companies in the retail and broader hospitality industries.

During fiscal 2016, the Compensation Committee reviewed the peer group for fiscal 2017 compensation programs, and upon the recommendation of Pearl Meyer and Partners, removed PetSmart, Inc., as they are no longer a public company. No other changes were made.

Executive Compensation Philosophy and Strategy

Darden’s executive talent and Total Rewards philosophy continues to be focused on attracting, motivating and rewarding well-qualified executives for achieving business results and demonstrating leadership behaviors that drive our business. We are committed to a pay for performance culture that includes high standards of ethical behavior and corporate governance and we structure compensation programs with the following principles in mind:

•
Compensation Design Supports Our Business Strategy and Is Aligned with Shareholders’ Interests – We have designed our Total Rewards Program, and our incentive plans in particular, to meet our primary goal of aligning with shareholders; specifically, to drive strong and sustainable sales and earnings growth balanced with prudent capital management to maximize total shareholder return.

•
Incentive Compensation Is Aligned with Performance – Total direct compensation (salary, annual incentives and long-term incentives) for our NEOs is structured so that more than two-thirds of the total value at target is attributable to Company performance.

The target pay opportunities approved by the Compensation Committee reflect this pay for performance with  84% of our CEO's and 70% of the other Named Executive Officers’ target total direct compensation tied to performance:

Fiscal 2016 CEO and Other NEO Total Direct Compensation Mix at Target (1)

84% Performance-Based	70% Performance-Based
(1) Based on salary and incentive targets in place at fiscal 2016 year end.
(2) Reflects the average of the NEOs active in their executive role at the end of fiscal 2016, other than the CEO.

Executive Compensation Program Elements

Our Total Rewards program for NEOs is comprised of base salary, annual incentives, long-term incentives, modest perquisites and retirement savings plans. Our NEOs also are eligible to participate in the health benefits available to our U.S. salaried employees.

Base Salary

We provide competitive base salaries to our NEOs in recognition of their job responsibilities. In addition to external competitive market data (what our peer companies pay for similar positions), we consider individual work experience, leadership, knowledge and internal parity among those performing like jobs when setting salary levels. Annual salary increases are primarily driven by individual performance while also considering the relative position of the individual’s salary to market data.

Annual Incentives

We provided annual cash incentive opportunities to our NEOs under the MIP for fiscal year 2016. The MIP requires that the Company have positive consolidated earnings for the fiscal year in order for awards to be made for that year. Assuming that condition is satisfied, the Compensation Committee has the discretion to establish the elements used to determine individual annual incentive awards, if any, to be made, subject to certain limitations. The maximum awards payable for any plan year to an individual MIP participant may not exceed two-tenths of one percent (0.2%) of the Company’s annual sales for the year. The bonus amounts actually paid for fiscal 2016 to our NEOs were based solely on Company or Business Unit performance, per the following formula approved by the Compensation Committee:

Base Salary	x	Target Bonus Opportunity	x	Company Performance Rating

Company Performance Rating

The metrics which comprise the company performance ratings for each of our NEOs vary depending upon the NEO’s role and responsibilities. Company performance ratings are based solely on Darden results for NEOs other than business unit presidents, whose Company ratings are based on business unit results (80 percent) and Darden results (20 percent). Company performance measures for fiscal 2016 were:

Performance Metric	Weighting
Corporate
Adjusted EPS	70 percent
Same-Restaurant Sales	30 percent
Business Unit
Adjusted Operating Income	70 percent
Same-Restaurant Sales	30 percent

The Compensation Committee established threshold, target and maximum performance goals for each measure, with potential payouts ranging from 0 to 200% of each participant’s target bonus opportunity.

Performance and Pay Results for Fiscal 2016

The Committee certified the following Company performance results for fiscal 2016:

Performance Metric	Weight	Target	Actual	Rating(1)
Darden				1.62
SRS	30%	2.7%	3.3%
Adjusted EPS	70%	$3.25	$3.60

Olive Garden				1.77
SRS	30%	2.3%	3.1%
Adjusted OI ($ in millions)	70%	$458.1	$523.2

LongHorn				1.73
SRS	30%	3.0%	3.5%
Adjusted OI ($ in millions)	70%	$113.8	$132.9

SRG				1.25
SRS	30%	3.3%	3.6%
Adjusted OI ($ in millions)	70%	$99.6	$105.2
(1)Rating = Payout as a multiple of target

Adjusted EPS for purposes of the MIP was derived from the publicly reported diluted net EPS, adjusted to exclude the impact of special items, and further adjusted for bonus purposes to exclude the ongoing impact of the FCPT Transaction and reduced to exclude the net impact of favorable share count to plan.

Diluted Net EPS from Continuing Operations	$2.78
Debt Retirement Costs	$0.51
Real Estate Plan Implementation	$0.26
Strategic Action Plan and Other Costs	-$0.02
Adjusted Diluted Net EPS from Continuing Operations	$3.53
Impact of Real Estate Transactions not Included in MIP Targets	$0.08
Impact of Favorable Share Count	-$0.01
Further Net Adjustments for Bonus Purposes	$0.07
Adjusted EPS for MIP	$3.60

Adjusted operating income (“Adjusted OI”) for a brand of the SRG, as applicable, for purposes of the MIP was derived from that brand’s component of reported operating income, adjusted to exclude the ongoing impact of the FCPT Transaction and further adjusted for bonus purposes to exclude the impact of special items.

The final individual awards determined by the Compensation Committee are set forth below.

Named Executive Officer	Target % of Salary	Business Weighting	Rating	Actual Award(1)
Eugene I. Lee, Jr.	125%	Darden 100%	1.62	$1,610,498(2)
Ricardo Cardenas	80%	Darden 100%	1.62	$530,046(2)
David C. George	100%	Olive Garden 80%/ Darden 20%	1.77/ 1.62	$851,061(2)
Todd A. Burrowes	80%	LongHorn 80%/ Darden 20%	1.73/ 1.62	$604,238
Danielle L. Kirgan	65%	Darden 100%	1.62	$398,520
Harald E. Herrmann	80%	SRG 80%/ Darden 20%	1.25/ 1.62	$485,411
(1)Based on company rating.
(2)Reflect prorated calculation for officers with target percentage changes during the fiscal year.

Mr. Richmond received a prorated award for the time of the year he was employed, consistent with the retirement provisions of the MIP. Mr. Davis and Ms. Insignares did not receive MIP annual incentives for fiscal 2016.

Long-Term Incentives

The purpose of the long-term incentive program is to motivate and reward achievement of our long-term objectives of winning financially and creating long-term value for our shareholders. The awards made in July 2015 for the fiscal 2016 grants were made under the 2002 Plan. All grants after the 2015 Annual Meeting were and will be made under the 2015 Plan.

For fiscal 2016, the Compensation Committee approved a new long-term incentive plan design. The new long-term incentive plan design enhanced pay for performance with an emphasis on performance stock units (PSUs) (with 2/3 PSUs and 1/3 stock options). The fiscal 2016 long-term incentive program provides 1/3 of the grant value in stock options, 1/3 in performance-based stock units tied to Return On Invested Capital (ROIC), and 1/3 of the grant value in performance-based stock units tied to relative Total Shareholder Return (TSR).

Stock Options (1/3 of the grant value)

•	Granted with an exercise price equal to the stock price on the grant date

•	Vest 50% after three years and 50% after four years

•	Maximum term of 10 years

Performance Stock Units - ROIC (1/3 of the grant value)

•	Share denominated units

•
Vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The portion that vests on the third anniversary of the grant date requires a mandatory one year holding period.

•	Settled in stock based upon achievement to planned ROIC over the three year performance period.

•	0 - 150% payout opportunity

Performance Stock Units - Relative TSR (1/3 of the grant value)

•	Share denominated units

•
Vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The portion that vests on the third anniversary of the grant date requires a mandatory one year holding period.

•	Settled in stock based upon relative TSR as compared to publicly-traded restaurant companies over the three year performance period. The companies in our comparison group are listed below.

•	0 - 150% payout opportunity

Ark Restaurants Corp.	Diversified Restaurant Holdings, Inc.	Noodles & Company
BJ's Restaurants, Inc.	Domino's Pizza, Inc.	Panera Bread Company
Bloomin' Brands, Inc.	Dunkin' Brands Group, Inc.	Papa John's International Inc.
Bob Evans Farms, Inc.	Famous Dave's of America Inc.	Popeyes Louisiana Kitchen, Inc.
Bravo Brio Restaurant Group, Inc.	Fiesta Restaurant Group, Inc.	Potbelly Corporation
Brinker International, Inc.	Flanigan's Enterprises Inc.	RAVE Restaurant Group, Inc.
Buffalo Wild Wings Inc.	Frisch's Restaurants, Inc.	Red Robin Gourmet Burgers Inc.
Carrols Restaurant Group, Inc.	Good Times Restaurants Inc.	Ruby Tuesday, Inc.
Chanticleer Holdings, Inc.	Ignite Restaurant Group, Inc.	Ruth's Hospitality Group Inc.
Chipotle Mexican Grill, Inc.	Jack in the Box Inc.	Sonic Corp.
Chuy's Holdings, Inc.	Jamba, Inc.	Starbucks Corporation
Cosi Inc.	Kona Grill Inc.	Texas Roadhouse, Inc.
Cracker Barrel Old Country Store, Inc.	Krispy Kreme Doughnuts, Inc.	The Cheesecake Factory Incorporated
Del Frisco's Restaurant Group, Inc.	Luby's, Inc.	The Wendy's Company
Denny's Corporation	McDonald's Corp.	Yum! Brands, Inc.
DineEquity, Inc.	Nathan's Famous Inc.

Annual Grants

The Compensation Committee approved grants to the following NEOs, effective July 29, 2015 in accordance with this new design, as detailed below:

Named Executive Officer	Target Grant Value	Awarded Grant Value	Number of Options(1)	Number of PSUs(2) (ROIC)	Number of PSUs(2) (TSR)
Eugene I. Lee, Jr	$3,100,000	$3,100,000	78,957	17,056	17,056
Ricardo Cardenas	$500,000	$500,000	12,735	2,751	2,751
David C. George	$1,000,000	$1,000,000	25,470	5,502	5,502
Todd A. Burrowes	$800,000	$800,000	20,375	4,402	4,402
Danielle L. Kirgan	$500,000	$500,000	12,735	2,751	2,751
Harald E. Herrmann	$800,000	$800,000	20,375	4,402	4,402
(1)Number of options based on the Black-Scholes valuation on the first day of the fiscal year and the average closing stock price on the NYSE for the fiscal month preceding grant.
(2)Number of PSUs based on the average closing stock price on the NYSE for the fiscal month preceding grant.

Performance Results and Payouts for Prior Grants

Fiscal 2016 was the final year of the three year period for PSUs that were granted at the beginning of fiscal 2014 for the performance period covering fiscal 2014-2016. For those grants, awarded under the prior long-term plan design, the PSUs are settled in cash at the end of a three-year performance period based on EPS and total sales in fiscal 2014 and free cash flow and total sales performance in fiscal 2015 and 2016; subject to a 10% adjustment based on Darden’s relative TSR over the three-year period compared to the S&P 500 (multiplied by 110% if in the top quartile and by 90% if in the bottom quartile). The plan requires that the Company have positive consolidated earnings for the three-year period in order for awards to be paid.

The Compensation Committee certified the performance results for fiscal 2016, representing the final year of the fiscal 2014 - 2016 performance cycle (fiscal 2014 and 2015 results were previously approved by the Committee):

($ in millions)	Weight	Target	Result(1)	Rating(2)	Vesting Percentage
Total Revenue	50%	$6,924	$6,944	1.09
Free Cash Flow	50%	$503	$632	1.80
Weighted Average				1.45	106%
(1)Results adjusted from reported results for incentive calculation purposes.
(2)Rating of 1.4 equals 100% of target vesting, rating of 1.45 equals 106% of target vesting.

The Compensation Committee also certified that Darden’s three-year total shareholder return for the period ending in May 2016 was between the bottom and top quartile of the S&P 500; and therefore no adjustment to the fiscal 2016 rating was required.

Based on the Compensation Committee’s certification of results for fiscal 2014, 2015 and 2016, the Compensation Committee approved a payout equal to 83% of target, representing the average of the three fiscal years, as summarized by the following table:

	FY2014	FY2015	FY2016	3 Year Average
Percent of Target Earned	29%	113%	106%	83%

The following is the PSU payout for each NEO for the PSUs that were granted for the performance cycle beginning fiscal 2014 and that vested on July 30, 2016 unless otherwise noted.

Named Executive Officer	Target Grant Value	Target PSUs	Actual PSUs	Stock Price on Vesting Date(1)	Actual Payment
Eugene I. Lee, Jr	$521,267	14,445	11,989	$61.56	$809,468
Ricardo Cardenas	$82,167	2,227	1,848	$61.56	$124,774
David C. George	$323,767	8,774	7,282	$61.56	$491,661
Todd A. Burrowes
Danielle L. Kirgan	$63,267	1,715	1,423	$61.56	$96,077
Harald E. Herrmann
(1)Represents appreciation of over $15 per share over the three-year period.

Four Corners Property Trust Transaction Anti-Dilution Adjustments

On November 9, 2015, in the FCPT Transaction, the Company transferred the majority of our owned restaurant properties to FCPT, with substantially all of FCPT’s initial assets leased back to the Company. FCPT’s stock was subsequently spun off to the Company’s shareholders to create a new publicly-traded corporation. As a result of the FCPT Transaction, the anti-dilution provisions of the Company’s award agreements relating to all outstanding employee and director stock option, performance share and restricted stock unit awards were triggered. These provisions required the Compensation Committee to adjust the terms and/or numbers of shares of the awards in order to maintain the intrinsic value of the awards for all Company employees (including the NEOs) and directors.

The Compensation Committee chose to use the “concentration method” of adjusting the awards, which is designed to, among other objectives, preserve the value of the awards and concentrate the employee’s outstanding incentive compensation in Company performance, rather than FCPT performance over which the Company’s executives and directors have no control. Because the adjustments to the awards were structured to preserve the value of the existing awards for the recipients, no additional compensation was created for the NEOs or the directors. Due to the methodology selected by the Compensation Committee to adjust the outstanding vested stock option awards, the Company incurred a minimal amount of additional expense relating to those stock options. The amount was considered too de minimus to allocate as additional income to the holders of vested stock options. For details of how the adjustments affected awards outstanding at the time of the FCPT Transaction, see “Executive Compensation - Grants of Plan-Based Awards” and “Executive Compensation - Outstanding Equity Awards at Fiscal Year-End,” below.

CEO Compensation

Mr. Lee served as President and CEO throughout all of fiscal 2016. On March 31, 2016, the Compensation Committee and Board reviewed CEO compensation market data and approved the following compensation arrangement for Mr. Lee:

•	Base salary was increased from $950,000 to $1,000,000.

•	Target annual incentive opportunity was increased from 100% to 125% of base salary

•	Target long-term incentive value was increased from $3,100,000 to $4,000,000.

These changes result in target total direct compensation of $6,250,000 which positioned his pay near the market median of the compensation peer group. The Compensation Committee intends to review Mr. Lee’s compensation annually, and to make appropriate adjustments as time and performance warrant.

Former and Departing Named Executive Officer Compensation

Harald E. Herrmann, our former President, Specialty Restaurant Group and current Senior Vice President, Special Projects since March 9, 2016, has announced his intention to leave the Company on August 29, 2016. The terms of Mr. Herrmann’s employment did not change substantively with his transition to the new role. Mr. Herrmann has agreed that neither his decision to leave the Company nor the execution of the transition plan related to his departure will trigger any “Good Reason” under his MCA.

Jeffrey A. Davis, our former Senior Vice President and Chief Financial Officer, left the Company on March 9, 2016. The Company entered into a separation letter agreement with Mr. Davis pursuant to which the Company, among other things, (i) provided Mr. Davis with a lump sum payment of $1,080,000 before taxes and withholdings, (ii) provided Mr. Davis with a lump sum payment of $9,400 related to the end of eligibility for medical, dental and vision benefits and all other Company welfare benefits, (iii) provided Mr. Davis with career transition services for a period of up to twelve months after his separation date and (iv) transferred the Company's ownership in his Company car to Mr. Davis. The agreement includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions. Mr. Davis was not eligible for an annual MIP bonus award for fiscal 2016, and forfeited all outstanding equity awards.

Valerie L. Insignares, our former President, Longhorn Steakhouse left the Company on July 24, 2015. Ms. Insignares received severance benefits pursuant to her MCA which included a lump sum equal to three times her base salary plus average bonus, medical, dental and vision coverage similar to her current coverage level for 36 months and accelerated vesting of equity awards in accordance with the terms of the applicable award agreements. The Company entered into an agreement with Ms. Insignares pursuant to which Ms. Insignares agreed to release the Company from all claims in consideration for which the Company (i) provided Ms.Insignares with career transition services through September 14, 2016, (ii) reimbursed Ms. Insignares for documented financial and legal advisory services incurred during Ms. Insignares’ employment transition up to a maximum amount of $10,000, and (iii) modified Ms. Insignares’ obligations pursuant to the non-competition provisions contained in her agreements for outstanding equity awards. For additional information regarding Ms. Insignares’ MCA, please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.” Ms. Insignares was not eligible for an annual MIP award for fiscal 2016.

C. Bradford Richmond was our Senior Vice President and Chief Financial Officer until July 16, 2015, when he became Senior Vice President, Finance Transition until his retirement on July 28, 2015. Due to the change in control that occurred in October 2014, Mr. Richmond was eligible to receive severance benefits under his MCA, but agreed to forgo these benefits in place of our regular severance benefits. Pursuant to his separation agreement, Mr. Richmond received a lump sum amount equal to 18 months of gross base salary, continued eligibility to participate in medical, dental, and vision programs for a period of 18 months, accelerated vesting of equity awards in accordance with the retirement provisions of the applicable award agreements, as well as other ancillary benefits for limited periods, including physical examination and financial counseling benefits. The separation agreement includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions, with forfeiture of the benefits described above in the event of a breach of the agreement. Mr. Richmond was eligible for a prorated annual MIP award for fiscal 2016.

Other Programs, Policies, and Practices

Perquisites

We provide limited perquisites to our NEOs that we believe are appropriate to enable business continuity and minimize work distractions. During fiscal 2016, these benefits included an allowance toward a company car, limited reimbursement for financial planning assistance and an annual executive physical.

Other Benefits

Our NEOs receive the same employee benefits provided to other salaried U.S. employees, but are not eligible to participate in Darden’s qualified retirement plans. Instead, our NEOs participate in the non-qualified FlexComp Plan. The FlexComp Plan allows participants (approximately 750) to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. We make contributions into the FlexComp Plan for our NEOs in place of benefits under our qualified retirement and savings plans.

Stock Ownership Guidelines

In keeping with our objective of aligning our executives’ interests with our shareholders’ interests, we require our executives to hold equity in the Company equal in value to a designated multiple of their salaries. Under the Company’s stock ownership policy, an officer must hold 100% of any net after tax shares issued to them until they achieve the required stock ownership level. The required ownership values vary based on the executive’s level of responsibility as follows:

Named Executive Officer	Required Ownership as a Multiple of Base Salary
Eugene I. Lee, Jr	6x
Ricardo Cardenas	4.5x
David C. George	4.5x
Todd A. Burrowes	4.5x
Danielle L. Kirgan	2x
Harald E. Herrmann(1)	1x
(1)In Mr. Herrmann’s prior role as President, Specialty Restaurant Group, he was subject to required ownership of 4.5x base salary.

The Compensation Committee monitors compliance with the ownership guidelines. All of the NEOs were in compliance with the ownership guidelines as of May 29, 2016.

Policy on Granting Equity Awards

Our equity awards policy provides that incentive equity grants to employees, including stock option grants, are made once per year and are effective on the last Wednesday in fiscal July. Any other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on such date as the Compensation Committee, the Board or authorized individual approving the award may determine. The grant date for equity awards is never a date prior to approval. The exercise price of stock options is the fair market value of our common stock on the date of the grant as measured by the closing sales price of our common stock on the NYSE.

Recoupment and Forfeiture of Compensation

We have adopted clawback provisions which provide that an officer is required to repay performance-based rewards to the Company if he or she knowingly participates in a fraud that requires the Company to restate its financial statements. Performance-based rewards include annual incentive awards under our MIP, PSU awards and gains on stock option exercises.

Change in Control Agreements

We do not have employment contracts or general severance agreements with our NEOs, other than the agreement with Mr. Lee described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Agreement With Mr. Lee.”

During fiscal 2016, the Company replaced prior Management Continuity Agreements (MCAs) with new Change in Control Agreements for Executive Officers that reflect current market practices and governance best practices. The new Change in Control Agreements provide for severance benefits (between 1.5 and 2.0 times base salary and target bonus) in the event of a termination of employment within 24 months of a change in control of the Company. Messers Lee, George, and Herrmann are still party to MCAs. The Compensation Committee has provided notice of non-renewal of the MCAs to all participants. The effect of the notice of non-renewal is that the MCAs will expire on October 1, 2016. The Change in Control Agreements and the expiring MCAs are described further in “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Compliance with Section 162(m) of the Internal Revenue Code

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. The Compensation Committee also reviews and considers the deductibility of executive compensation under section 162(m) of the Internal Revenue Code. The Committee generally seeks to preserve tax deductions for executive compensation. Nonetheless, the Committee has awarded compensation that is not fully tax deductible when it believes such grants are in the best interests of our shareholders and reserves the right to do so in the future. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs will ultimately be deductible by the Company.

Shareholder Engagement and Results of Say on Pay Advisory Vote

At the 2015 Annual Meeting of Shareholders, approximately 97.3 percent of the votes cast were in favor of the advisory vote to approve executive compensation. Shareholders also approved the new 2015 Plan with 93.3 percent of the votes cast in favor. We believe that these vote results, together with the Company’s ongoing shareholder engagement, reflect that shareholders are pleased with the changes to the Company’s compensation programs put into place by the Compensation Committee for fiscal 2016. The Compensation Committee is therefore not recommending any changes to the Company’s compensation programs for fiscal 2017. The Compensation Committee and Board are committed to serving Darden’s shareholders, and plan to continue regular dialogue with shareholders as we move forward.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis with Darden’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2016.

Respectfully submitted,

The Compensation Committee
James P. Fogarty, Committee Chair
Jean M. Birch
Cynthia T. Jamison
Lionel L. Nowell III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Fogarty as the Chair, Mr. Nowell and Mses. Birch and Jamison. In addition to the current members, Ms. Atkins and Mr. Feld also served on the Compensation Committee during a portion of fiscal 2016. During fiscal 2016, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. In addition, none of the Company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Company’s Board of Directors or Compensation Committee.

ASSESSMENT OF RISK OF COMPENSATION PROGRAMS

We believe that our compensation programs for executives and other employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. Specifically, we believe that the following features of our compensation programs (discussed in more detail in the Compensation Discussion and Analysis section above) help manage or mitigate risk:

•
The Company has allocated compensation among base salary and short- and long-term compensation target opportunities for executives in such a way as to not encourage excessive risk taking. Incentive compensation is not overly weighted toward short-term incentives. In addition, both short-term and long-term incentives are subject to maximum payment amounts;

•
The mix of equity award instruments used under our long-term incentive program (a) includes full value awards; and (b) rewards different performance measures (currently, total shareholder return for stock options and, return on invested capital growth as well as total shareholder return relative to publicly traded restaurant companies for PSUs);

•
Our annual and long-term compensation plans are reviewed by the Compensation Committee and any risks embedded in those plans are discussed and evaluated for appropriateness. Our incentive opportunities are designed to drive strong, sustainable growth and shareholder return;

•	The multi-year vesting of our equity awards aligns incentive compensation with shareholders’ interests by rewarding long-term stock appreciation rather than short-term performance;

•
Our performance criteria and objectives balance performance and sustainability of performance by setting a variety of goals, including same restaurant sales growth, earnings per share growth, return on invested capital;

•	Our Stock Ownership Guidelines encourage a focus on long-term growth in shareholder value; and

•	Our policies regarding recoupment and forfeiture of compensation discourage excessive or inappropriate risk taking.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended May 29, 2016, May 31, 2015, and May 25, 2014.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation
Name and Principal Position	Year	($)(1)	($)	($)(3)	($)(3)	($)	($)(4)	($)(5)	($)Total
Eugene I. Lee, Jr.	2016	953,750	—	2,231,443	1,006,702	1,610,498	—	338,661	6,141,054
President and	2015	891,462	—	935,887	948,484	1,251,785	—	241,296	4,268,914
Chief Executive Officer	2014	658,317	—	610,588	966,538	337,570	—	137,578	2,710,591

Ricardo Cardenas	2016	474,539	—	359,917	162,371	530,046	—	144,690	1,671,563
Senior Vice President and
Chief Financial Officer

David C. George	2016	576,539	—	719,833	324,743	851,061	—	216,651	2,688,827
President, Olive Garden and Executive	2015	558,296	—	345,598	641,617	683,690	—	157,240	2,386,441
Vice President, Darden Restaurants

Todd A. Burrowes	2016	442,211	—	1,388,417	259,781	604,238	—	125,483	2,820,130
President, LongHorn Steakhouse

Danielle L. Kirgan	2016	378,462	—	409,934	162,371	398,520	—	105,224	1,454,511
Senior Vice President and
Chief Human Resources Officer

Harald E. Herrmann	2016	458,281	—	575,920	259,781	485,411	—	153,947	1,933,340
Former President,	2015	452,492	—	229,880	426,813	506,283	—	326,161	1,941,629
Specialty Restaurant Group

Jeffrey A. Davis (2)	2016	366,154	100,000	1,719,852	324,743	—	—	1,464,504	3,975,253
Former Senior Vice President and
Chief Financial Officer

C. Bradford Richmond	2016	90,655	—	—	—	117,489	—	206,337	414,481
Former Senior Vice President and	2015	568,858	250,000	450,773	836,901	684,606	—	1,179,828	3,970,966
Chief Financial Officer	2014	542,842	—	446,451	706,795	198,030	—	206,796	2,100,914

Valerie L. Insignares	2016	69,554	—	—	—	—	—	2,915,552	2,985,106
Former President,	2015	457,044	—	270,455	502,141	578,789	—	165,862	1,974,291
LongHorn Steakhouse

(1)
Amounts reflect the actual base salary paid to the NEO in fiscal 2016, fiscal 2015 and fiscal 2014, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table. Our 2016 and 2014 fiscal years had 52 weeks while 2015 was a 53 week fiscal year.

(2)	The Company made a sign-on bonus payment to Mr. Davis upon his hire in fiscal 2016.

(3)
Amounts in these columns represent the grant date fair value of awards computed in accordance with ASC Topic 718 for each of fiscal 2016, fiscal 2015 and fiscal 2014. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading Stock-Based Compensation) to the Company’s audited financial statements included in the Company’s 2016 Annual Report to Shareholders. The PSUs granted represent two separate awards, the first vesting based on relative TSR, the second based on ROIC. The PSUs granted in fiscal 2016 will vest 50% on the third anniversary of the grant date, after the three year performance period, and 50% on the fourth anniversary of the grant date. The portion that vests on the third anniversary of the grant date requires a mandatory one year holding period. The grant value of PSUs is shown at target payout. Actual awards may range from 0 percent to 150 percent of the targeted incentive. For fiscal 2016, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150%) payout: Mr. Lee—$3,347,165; Mr. Cardenas—$539,875; Mr. George—$1,079,750; Mr. Burrowes—$863,881; Ms. Kirgan—$539,875, Mr. Herrmann—$863,881, and Mr. Davis —$1,079,750. For fiscal 2015, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (165%) payout: Mr. Lee—$842,950; Mr. Richmond—$743,775; Mr. George—$570,237; Ms. Insignares—$446,250; and Mr. Herrmann—$379,302. For fiscal 2014, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (160%) payout: Mr. Lee—$976,940; and Mr. Richmond—$714,321. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2016 Executive Compensation Program Elements — Long-Term Incentives.” Awards granted prior to the spin-off of FCPT have been adjusted as described under the heading “Compensation Discussion and Analysis — Executive Compensation Program Elements — Four Corners Property Trust Transaction Anti-Dilution Adjustments.”

(4)
Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the subheading “Non-Qualified Deferred Compensation.”

(5)	All Other Compensation for fiscal 2016 consists of the following amounts:

	Perks and Other Personal Benefits	Company Contributions to Defined Contribution Plans	Insurance Premiums	Dividends or Earnings on Stock or Option Awards	Other	Totals

	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)
Eugene I. Lee, Jr.	32,853	253,861	8,225	43,722	—	338,661
Ricardo Cardenas	10,755	99,454	5,361	29,120	—	144,690
David C. George	31,653	141,332	14,235	29,431	—	216,651
Todd A. Burrowes	15,989	103,808	5,686	—	—	125,483
Danielle L. Kirgan	9,558	76,921	4,491	14,254	—	105,224
Harald E. Herrmann	15,236	93,425	6,720	38,566	—	153,947
Jeffrey A. Davis	371,098	—	4,006	—	1,089,400	1,464,504
C. Bradford Richmond	27,792	52,244	1,771	124,530	—	206,337
Valerie L. Insignares	13,821	10,037	825	71,433	2,819,436	2,915,552

(a)
Includes the aggregate incremental costs to the Company for personal use of a Company car or a limited car allowance, a retirement discount on the price to purchase a company car, an annual executive physical and a reimbursement for financial counseling services. With the exception of the perquisites described below for Mr. Davis, none of these perquisites had a value exceeding the greater of $25,000 or 10 percent of total perquisites for an NEO. Includes the value of $42,912 representing the Company's ownership in a Company car transferred to Mr. Davis upon his termination. Includes relocation benefits of $306,681 to Mr. Davis including shipment of household goods, automobile shipment, temporary housing, and real estate costs such as closing costs and the estimate of loss on sale of his previous home.

(b)
Amounts in this column represent Company contributions made in August 2016 for fiscal 2016 Company performance under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions are made under the provisions of the FlexComp Plan and are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan, other than the awards to Mr. Richmond and Ms. Insignares, whose awards were paid directly to them due to their separation from the Company prior to end of the calendar year (December 31, 2015). Salary or bonus deferred by an NEO into the FlexComp Plan is reported in the “Salary” column or the “Non-Equity Incentive Plan Compensation” column.

(c)	Represents the cost to the Company for providing life insurance and long-term disability insurance.

(d)
Since May 31, 2009, our NEOs have not received dividends or dividend equivalents on unvested restricted stock, unvested restricted stock units or unvested PSUs, but rather accrue them for payment when the restricted stock, restricted stock units or PSUs are earned and vested and only on the number of shares of stock which actually vest.

(e)
Includes amounts paid to Mr. Davis and Ms. Insignares under agreements with the Company governing their separation from the Company. See “Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation” for information regarding the agreements between Mr. Davis and Ms. Insignares and the Company during fiscal 2016.

Grants of Plan-Based Awards for Fiscal 2016

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2016 under the MIP, 2002 Plan, and 2015 Plan to each of the NEOs.

									All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)
Name	Grant Date (1)	Approval Date (2)	Threshold($)	Target ($)	Maximum($)	Threshold(#)	Target (#)	Maximum(#)	or Units(#) (5)	Options (#) (6)	Awards($/Sh) (7)	Awards ($) (8)
Eugene I. Lee, Jr.	—		—	994,135	1,988,269
	7/29/2015	6/16/2015								78,957	65.02	1,006,702
	7/29/2015	6/16/2015				—	17,056	25,584				1,150,942
	7/29/2015	6/16/2015				—	17,056	25,584				1,080,501

Ricardo Cardenas	—		—	327,188	654,377
	7/29/2015	6/16/2015								12,735	65.02	162,371
	7/29/2015	6/16/2015				—	2,751	4,127				185,639
	7/29/2015	6/16/2015				—	2,751	4,127				174,278

David C. George	—		—	489,116	978,231
	7/29/2015	6/16/2015								25,470	65.02	324,743
	7/29/2015	6/16/2015				—	5,502	8,253				371,278
	7/29/2015	6/16/2015				—	5,502	8,253				348,555

Todd A. Burrowes	—		—	353,769	707,538
	7/28/2015	7/20/2015							12,433			812,497
	7/29/2015	6/16/2015								20,375	65.02	259,781
	7/29/2015	6/16/2015				—	4,402	6,603				297,050
	7/29/2015	6/16/2015				—	4,402	6,603				278,870

Danielle L. Kirgan	—		—	246,000	492,000
	7/29/2015	6/16/2015								12,735	65.02	162,371
	7/29/2015	6/16/2015				—	2,751	4,127				185,639
	7/29/2015	6/16/2015				—	2,751	4,127				174,278
	12/30/2015	12/15/2015							778			50,018

Harald E. Herrmann	—		—	366,625	733,249
	7/29/2015	6/16/2015								20,375	65.02	259,781
	7/29/2015	6/16/2015				—	4,402	6,603				371,278
	7/29/2015	6/16/2015				—	4,402	6,603				348,555

Jeffrey A. Davis	—		—	391,138	782,277
	7/16/2015	6/25/2015							15,430			1,000,018
	7/29/2015	6/16/2015								25,470	65.02	324,743
	7/29/2015	6/16/2015				—	5,502	8,253				371,278
	7/29/2015	6/16/2015				—	5,502	8,253				348,555

C. Bradford Richmond	—		—	448,960	897,920

Valerie L. Insignares	—		—	248,655	497,310

(1)
Grants made prior to the spin-off of FCPT have been adjusted as described under the heading “Compensation Discussion and Analysis — Executive Compensation Program Elements — Four Corners Property Trust Transaction Anti-Dilution Adjustments.”

(2)	The column sets forth the date on which the Committee took action to grant the reported awards.

(3)
The amounts in these columns represent the potential annual cash incentive that may be earned under the MIP by each NEO. The annual ranges are calculated with the actual salary earned during the fiscal year or, for former NEOs, the salary that would have been earned if employed by the Company for the entire fiscal year, and the target bonus opportunity for each NEO in effect during the fiscal year. Where the NEO’s target bonus opportunity increases during the fiscal year (for example, in the event of a promotion), the target bonus opportunity is based on a proration using the target bonus opportunity in effect for each portion of the fiscal year, and such proration is used in the actual bonus award calculation. Actual payouts to the NEOs based on fiscal 2016 performance are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(4)
The NEOs received grants of PSUs under the 2002 Plan. The PSUs granted represent two separate awards, the first award vests based on relative TSR, the second award vests based on ROIC. After a three year performance period, the PSUs granted in fiscal 2016 will vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The portion that vests on the third anniversary of the grant date requires a mandatory one year holding period. Actual awards may range from 0 percent to 150 percent of the targeted incentive. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2016 Executive Compensation Program Elements — Long-Term Incentives.”

(5)
Messrs. Burrowes and Davis received grants of restricted stock units under the 2002 Plan. The grant to Mr. Burrowes vests on the fourth anniversary of the grant date. The grant to Mr. Davis was forfeited upon his separation from the Company as described in “Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation.” Ms. Kirgan received a grant of restricted stock units under the 2015 Plan vesting on the third anniversary of the grant date.

(6)	The NEOs received grants of non-qualified stock options under the 2002 Plan. These non-qualified stock options vest 50% on each of the third and fourth anniversaries of the grant date.

(7)
All stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value under the 2002 Plan has been determined by the Committee to be the closing price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(8)	Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements included in the Company’s 2016 Annual Report to Shareholders.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 29, 2016 for each of the NEOs.

	Option Awards (1)					Stock Awards
						Restricted Stock		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eugene I. Lee, Jr.
	7/29/2009	73,124	—	28.92	7/29/2019
	7/28/2010	57,676	—	37.83	7/28/2020
	7/27/2011	60,449	—	45.54	7/27/2021
	7/25/2012	29,891	29,892	43.58	7/25/2022
	7/24/2013	—	60,973	42.99	7/24/2023
	9/25/2013	—	30,688	40.87	9/25/2023
	7/23/2014	—	103,152	39.53	7/23/2024
	7/29/2015	—	78,957	65.02	7/29/2025
						—	—	61,483	4,148,873

Ricardo Cardenas
	7/27/2011	10,783	—	45.54	7/27/2021
	7/25/2012	7,039	3,627	43.58	7/25/2022
	7/24/2013	4,662	9,466	42.99	7/24/2023
	7/23/2014	—	19,416	39.53	7/23/2024
	11/17/2014	—	55,608	49.25	11/17/2024
	7/29/2015	—	12,735	65.02	7/29/2025
						—	—	17,130	1,155,932

David C. George
	7/23/2008	39,260	—	29.71	7/23/2018
	7/29/2009	45,023	—	28.92	7/29/2019
	7/28/2010	37,100	—	37.83	7/28/2020
	7/27/2011	47,309	—	45.54	7/27/2021
	7/25/2012	25,991	25,993	43.58	7/25/2022
	1/30/2013	5,757	5,758	41.40	1/30/2023
	7/24/2013	—	55,671	42.99	7/24/2023
	7/23/2014	—	69,779	39.53	7/23/2024
	7/29/2015	—	25,470	65.02	7/29/2025
						—	—	28,522	1,924,665

Todd A. Burrowes
	7/29/2015	—	20,375	65.02	7/29/2025
						12,433	838,979	8,804	594,094

	Option Awards (1) (2)					Stock Awards (1)
						Restricted Stock		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Danielle L. Kirgan
	5/17/2010	5,015	—	39.07	5/17/2020
	7/28/2010	8,946	—	37.83	7/28/2020
	7/27/2011	9,376	—	45.54	7/27/2021
	7/25/2012	6,731	3,469	43.58	7/25/2022
	7/24/2013	3,589	7,290	42.99	7/24/2023
	7/23/2014	—	14,563	39.53	7/23/2024
	1/5/2015	—	10,418	51.52	1/5/2025
	7/29/2015	—	12,735	65.02	7/29/2025
						5,817	392,531	10,348	698,283

Harald E. Herrmann
	8/29/2013	6,076	12,337	41.36	8/29/2023
	7/23/2014	—	46,418	39.53	7/23/2024
	7/29/2015	—	20,375	65.02	7/29/2025
						—	—	14,621	986,625

Jeffrey A. Davis	—	—	—	—		—	—	—	—

C. Bradford Richmond
	7/28/2010	54,219	—	37.83	7/28/2020
	7/27/2011	56,827	—	45.54	7/27/2021
	7/25/2012	64,628	—	43.58	7/25/2022
	7/24/2013	65,913	—	42.99	7/24/2023
	7/23/2014	91,017	—	39.53	7/23/2024
						—	—	—	—

Valerie L. Insignares
	7/29/2009	31,248	—	28.92	7/29/2019
	7/28/2010	31,053	—	37.83	7/28/2020
	7/27/2011	30,430	—	45.54	7/27/2021
	7/25/2012	31,769	—	43.58	7/25/2022
	7/24/2013	45,068	—	42.99	7/24/2023
	7/23/2014	54,610	—	39.53	7/23/2024
						—	—	—	—

(1)
Stock option, restricted stock unit and PSU awards granted prior to the spin-off of FCPT have been adjusted as described under the heading “Compensation Discussion and Analysis — Executive Compensation Program Elements — Four Corners Property Trust Transaction Anti-Dilution Adjustments.”

(2)
All option awards are non-qualified stock options that expire ten years from the date of grant. Except where noted, the vesting schedule for the non-qualified stock options granted to NEOs is 50% on the third and fourth anniversaries of the grant date. For Ms. Kirgan, who became our Chief Human Resources Officer on January 5, 2015, the non-qualified stock option grants made prior to that date vested in thirds on the second, third and fourth anniversaries of the grant date. For Mr. Cardenas, the non-qualified stock option grants made prior to November 17, 2014 vested in thirds on the second, third and fourth anniversaries of the grant date. For Mr. Herrmann, who became our President,

Specialty Restaurant Group on January 6, 2014, the non-qualified stock option grants made prior to that date vested in thirds on the second, third and fourth anniversaries of the grant date.

(3)
The shares of stock reflected in this column represent awards of restricted stock and RSUs granted to Mr. Burrowes and Ms. Kirgan. For Mr. Burrowes, 12,443 RSUs will vest on July 28, 2019. For Ms. Kirgan, 3,113 shares of restricted stock will vest on April 24, 2017, 1,926 shares of restricted stock will vest on January 29, 2018, and 778 RSUs will vest on December 30, 2018. The market value of the restricted stock and RSUs is based on a per share value of $67.48, the closing market price of our common shares on the NYSE on May 27, 2016, the last trading day before the end of our fiscal year on May 29, 2016.

(4)
All units reflected in this column represent PSU awards granted in fiscal 2014, 2015 and 2016. The terms of the PSU awards are more fully described in footnote 4 of the Grants of Plan-Based Awards for Fiscal 2016 table. The market value of outstanding stock awards is based on a per share (or unit) value of $67.48, the closing market price of our common shares on the NYSE on May 27, 2016, the last trading day before the end of our fiscal year on May 29, 2016.

Option Exercises and Stock Vested for Fiscal 2016

The following table summarizes the number of option awards exercised and restricted stock and restricted stock units that vested during fiscal 2016 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eugene I. Lee, Jr.	145,265	3,758,006	7,126	457,317
Ricardo Cardenas	—	—	6,191	346,480
David C. George	71,528	2,142,308	—	—
Todd A. Burrowes	—	—	—	—
Danielle L. Kirgan	—	—	1,114	68,478
Harald E. Herrmann	—	—	—	—
Jeffrey A. Davis	—	—	—	—
C. Bradford Richmond	106,289	4,030,016	—	—
Valerie L. Insignares	63,081	2,046,240	—	—

(1)
The value realized equals the difference between the exercise price and the closing market price of our common stock on the NYSE on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)	The value realized equals the closing market price of our common stock on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

Under the Retirement Income Plan (“RIP”), Mr. Richmond will receive estimated monthly aggregate benefits at normal retirement of $361. Benefits are fixed because the NEOs no longer participate in the plan. All benefits are distributed in cash as monthly payments and are not eligible for lump sum distributions.

The table below shows the present value of accumulated benefits payable to Mr. Richmond, including the years of service credited to him, under the RIP, determined using interest rate and mortality rate assumptions used in Note 14 to the Company’s audited financial statements included in the Company’s 2016 Annual Report to Shareholders. Benefits under the Final Average Pay provisions of the RIP are based on earnings, length of service, and provisions of the federal Social Security program (while a participant in the plan).  The formula for a normal retirement benefit, payable at age 65 is: 50% of Highest Average Earnings (average of the five highest consecutive calendar years of Annual Earnings within the last ten consecutive calendar years), minus 50% of Primary Social Security Benefit, with the result multiplied by the ratio of Benefit Service (with a maximum of 30 years) to 30 years. Mr. Richmond became a highly compensated employee in 1989, therefore earnings and service from that date are disregarded in determining highest average earnings and benefit service. Therefore, the numbers of credited service years shown below are fixed and do not reflect actual years of service as plan benefits are frozen. The accumulated benefit shown below is based on the highest benefit option which is “Single Life Annuity.” Other actuarially equivalent optional payouts include Joint and Survivor 50%, Joint and Survivor 75%, Joint and Survivor 100%, and Ten Year Certain. Early retirement benefits are available as early as age 55 at a reduced benefit level.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Eugene I. Lee, Jr.	—	—	—	—
Ricardo Cardenas	—	—	—	—
David C. George	—	—	—	—
Todd A. Burrowes	—	—	—	—
Danielle L. Kirgan	—	—	—	—
Harald E. Herrmann	—	—	—	—
Jeffrey A. Davis	—	—	—	—
C. Bradford Richmond	Retirement Income Plan	7.10	38,630	—
Valerie L. Insignares	—	—	—	—

Our NEOs, along with other employees who are ineligible to participate in our qualified retirement plans, participate in the FlexComp Plan, which was designed to provide benefits in lieu of qualified retirement plans. The FlexComp Plan is described under the subheading “Non-Qualified Deferred Compensation” below.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers and certain employees who are not eligible to participate in the Darden Savings Plan.

The FlexComp Plan permits participating executive officers to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives (which mirror the returns credited in the Darden Savings Plan, the Company’s qualified 401(k) savings plan), as selected by the participant.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan which are designed to provide benefits in lieu of qualified retirement plans. Company contributions are made annually. If the executive was hired before June 1, 2000 (only Mr. Richmond and Ms. Insignares), the annual contribution ranges from 2 percent to 20 percent of the executive’s eligible annual earnings. The exact percent is based on the executive’s age and years of service. For the CEO and executives hired after June 1, 2000, which include Ms. Kirgan and Messrs. Lee, Cardenas, George, Burrowes, Herrmann, and Davis, the annual contribution is 4 percent of the executive’s eligible annual earnings in place of age and service. In addition, a second company contribution ranges from 1.5 percent to 7.2 percent of the executive’s eligible annual earnings based on Company performance. The contributions are deferred in accordance with the participants’ elections and the terms of the FlexComp Plan.

Participants may elect to have the contributions credited with rates of return based on several investment alternatives, which mirror the returns credited in the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their rate of return for the twelve months ended May 31, 2016, the reportable fund performance period that most closely matched our fiscal year, as reported by the administrator of the Darden Savings Plan.

Deferred amounts under the FlexComp Plan are generally paid following separation from employment and are normally made in the form of a single sum cash payment. Participants may also elect to be paid in the form of 5-year or 10-year annual installment payments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds Europacific Growth R6	(9.56)%	Vanguard Instl Target Retirement 2055 Fd	(3.85)%
Columbia Trust Stable Government 1-0	1.19%	Vanguard Instl Target Retirement 2060 Fd	(3.92)%
Darden Company Stock Fund	0.39%	Vanguard Instl Target Retirement Inc Fd	1.57%
Darden ESOP Stock Fund	0.86%	Vanguard Target Retirement 2010 Trust II (2)	0.57%
DFA US Small Cap I	(2.13)%	Vanguard Target Retirement 2015 Trust II (2)	(0.25)%
Four Corners ESOP Stock Fund (1)	48.77%	Vanguard Target Retirement 2020 Trust II (2)	(0.82)%
Four Corners Stock Fund (1)	47.97%	Vanguard Target Retirement 2025 Trust II (2)	(1.31)%
Vanguard Extended Market Index Inst	(5.90)%	Vanguard Target Retirement 2030 Trust II (2)	(1.96)%
Vanguard Institutional Index I	1.20%	Vanguard Target Retirement 2035 Trust II (2)	(2.55)%
Vanguard Instl Target Retirement 2010 Fd	1.16%	Vanguard Target Retirement 2040 Trust II (2)	(3.25)%
Vanguard Instl Target Retirement 2015 Fd	0.03%	Vanguard Target Retirement 2045 Trust II (2)	(3.29)%
Vanguard Instl Target Retirement 2020 Fd	(0.67)%	Vanguard Target Retirement 2050 Trust II (2)	(3.38)%
Vanguard Instl Target Retirement 2025 Fd	(1.36)%	Vanguard Target Retirement 2055 Trust II (2)	(3.41)%
Vanguard Instl Target Retirement 2030 Fd	(2.22)%	Vanguard Target Retirement 2060 Trust II (2)	(3.41)%
Vanguard Instl Target Retirement 2035 Fd	(2.97)%	Vanguard Target Retire Incm Trust II (2)	0.95%
Vanguard Instl Target Retirement 2040 Fd	(3.84)%	Vanguard Total Bond Market Index I	2.59%
Vanguard Instl Target Retirement 2045 Fd	(3.84)%	Vanguard Total Intl Stock Index Admiral	(10.63)%
Vanguard Instl Target Retirement 2050 Fd	(3.85)%

(1)	The FCPT stock funds were temporarily available in the FlexComp Plan to accommodate the spin off of FCPT as it impacted Darden Company Stock fund balances.

(2)
The Vanguard Target Retirement Trust II Institutional funds were terminated from the Darden Savings Plan during the fiscal year and thus are no longer investment options in the FlexComp Plan; the rate of return shown is over the full twelve month reporting period.

The following table provides additional information concerning the FlexComp Plan account for each NEO, including the contributions by Darden to the FlexComp Plan during fiscal 2016 and the aggregate FlexComp balance as of the end of fiscal 2016 on May 29, 2016.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of FY 2016 ($)
Eugene I. Lee, Jr.	—	177,889	(45,080)	—	1,463,251
Ricardo Cardenas	—	63,311	(5,513)	—	470,807
David C. George	68,872	103,085	36,401	—	1,529,794
Todd A. Burrowes	—	—	—	—	—
Danielle L. Kirgan	—	50,022	5,968	—	613,674
Harald E. Herrmann	—	79,578	473	—	210,845
Jeffrey A. Davis	90,000	—	907	—	90,907
C. Bradford Richmond	—	269,495	(87,654)	940,556	858,615
Valerie L. Insignares	—	120,778	(103,016)	3,355,949	—

(1)	Reflects the deferred amounts for each of the NEOs which is reported as compensation to such NEO in the Summary Compensation Table.

(2)
Reflects the Company’s annual contribution to the FlexComp Plan made in August 2015 during fiscal 2016 for the account of the NEOs. The Company contributions made in August 2016 during fiscal 2017 are not reported in this table.

Potential Payments Upon Termination or Change in Control

The Company has entered into Change in Control Agreements (CIC Agreements) with recently hired or promoted NEOs Messrs. Cardenas and Burrowes, and Ms. Kirgan. Under the previous Board of Directors, the Company entered into Management Continuity Agreements (MCA) with its NEOs, these agreements are still in force for NEOs Messrs. Lee, George, and Herrmann. These MCAs will expire on October 1, 2016, at which date the Company expects to enter into CIC Agreements with Messers. Lee and George. Both the CIC Agreements and the MCAs are discussed below under “Payments Made Upon a Change in Control.” In addition, the Company has entered into an agreement with Mr. Lee, discussed below under “Agreement with Mr. Lee.” To facilitate the Company’s organizational redesign the Company entered into a separation agreement with Messrs. Richmond and Davis, and delivered benefits to Ms. Insignares pursuant to her MCA, discussed under “Former and Departing Named Executive Officer Compensation” in the Compensation Discussion and Analysis. The Company’s typical practice is not to enter into employment agreements with the NEOs. The following summarizes the potential payments to be made to NEOs upon termination of their employment or a change in control of the Company.
Payments Made Upon Any Termination of Employment. Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during the NEO’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Unreimbursed employment-related expenses and other benefits owed to the NEO under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation;

•	The NEO’s FlexComp account balance;

•	The NEO’s Darden Savings Plan account, if applicable; and

•	The NEO’s benefit under the qualified retirement plan (the “RIP”), if applicable.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the NEO will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the NEO is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of an NEO who has reached age 55 with ten or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will be entitled to receive prorated vesting of each option grant, and be allowed to exercise such option for the lesser of five years or the remainder of the original term;

•	The NEO will continue to vest in a prorated share of grants of PSUs based on Company performance for the remainder of the applicable PSU performance period; and

•	The NEO, if eligible, will receive a Company contribution in a health reimbursement account to be used to reimburse eligible medical expenses, if applicable.

Payments Made Upon Normal Retirement. In the event of the retirement of an NEO who has reached age 65 with five or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding stock options with continued exercisability for the remainder of the original term;

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period;

•	The NEO, if eligible, will receive a Company contribution in a health reimbursement account to be used to reimburse eligible medical expenses, if applicable; and

•	The NEO will be entitled to receive a distribution of any balance held under the Darden Savings Plan, if applicable.

Payments Made Upon Disability.  The Company pays for long-term disability coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. In the event of disability, the NEO will receive the items identified under the heading above “Payments Made Upon Any Termination of Employment.” In addition, the NEO is entitled to the following benefits, which are also available to employees with disability coverage:

•	The NEO will vest in all outstanding stock options and be allowed to exercise such stock options for the remainder of the original term;

•	The NEO will vest in all outstanding PSUs on a pro rata basis based on Company performance for the remainder of the original PSU performance period;

•	Up to 90 days of salary continuation;

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65 starting on the 91st day of disability; and

•	Continued eligibility for group medical, life, and dependent life coverage for 52 weeks.

Payments Made Upon Death. The Company pays for life insurance coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. The life insurance benefit for the NEOs is equal to four times salary and bonus, with a maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death occurs while traveling on business. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the beneficiary or estate of the NEO (as applicable) will receive the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” except that the NEO would be fully vested in any employer contributions under the Darden Savings Plan upon death and death benefits may not be payable under the RIP.

Stock options, restricted stock, restricted stock units and PSUs will vest in full and stock options will be exercisable for the remainder of the original term.

Payments Made Upon Involuntary Termination Without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause or resignation. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such benefits to an executive officer may include severance payments of up to 12 months’ base salary and up to 12 times the monthly value of the Company’s contribution to health insurance benefits, among other benefits as the Company may determine to be appropriate under the specific circumstances.

If the executive’s age plus his or her years of service equals or exceeds 70 and the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options and PSUs. Stock options will be exercisable for the lesser of five years or the remainder of the original term.

Because the company experienced a change in control, as defined under the MCA, during fiscal 2015, an involuntary termination without cause on or prior to October 13, 2016 will trigger the payments under the agreement as described below under “Payments Made Upon a Change in Control” to certain NEOs, unless otherwise waived.

Payments Made Upon a Change in Control. Prior to fiscal 2015, the Company entered into an MCA with each of our NEOs, which is still in force for Messrs. Lee, George, and Herrmann. These MCAs will expire on October 1, 2016. The MCAs provide for severance payments equal to three times the amount of annual compensation (determined by the then-current base salary plus average cash bonus award during the preceding three years) and continuation of health and similar benefits or the value thereof over a three-year period if terminated without cause or voluntarily terminates employment with good reason within two years after a change in control. If the severance payments any of these NEOs would otherwise be entitled to receive would require the payment of excise taxes, then the amount of severance payments is reduced to the point that it eliminates by a margin of $1,000 any liability for such excise taxes, unless the severance payments provided under the agreement (with the NEO bearing all responsibility for taxes) provides a net payment to such NEO that is at least 10 percent higher than the net reduced amount.

Under the MCA, “Change in Control” means:

•
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company (an “Affiliated Company”) or (D) any business combination pursuant to a transaction where (i) all or substantially all of the beneficial owners of Outstanding Company Common Stock immediately prior to the business combination beneficially own more than 50% of the then-outstanding shares of common stock of the entity resulting from the business combination in substantially the same proportion as immediately prior to the business combination, (ii) no person beneficially owns 20% or more of the common stock of the entity resulting from the business combination, except to the extent that such ownership existed prior to the business combination, and (iii) at least a majority of the Board members of the entity resulting from the business combination were members of the incumbent Board at the time of the execution of the initial agreement or action of the board approving the business combination;

•
Individuals who, as of the effective date of the revised standard form of MCA, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date thereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (accordingly, if Starboard proceeds with its contested solicitation and a sufficient number of its nominees become members of the Board such that the Incumbent Board fails to constitute at least a majority of the Board, a Change in Control shall be deemed to have occurred under the MCA and for purposes of the change in control provisions of certain equity plans and/or award agreements and trust agreements (as described below) under which our NEOs have awards);

•
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Under the standard form of the MCA, “Cause” means:

•
An act or acts of fraud or misappropriation on the NEO’s part which result in or are intended to result in the NEO’s personal enrichment at the expense of the Company and which constitute a criminal offense under state or federal laws; or

•	Conviction of the NEO of a felony.

Under the standard form of the MCA, “Good Reason” means, without the express written consent of the NEO:

•
The assignment to the NEO of any duties inconsistent in any substantial respect with the NEO’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the effective date of the agreement;

•	Any other substantial adverse change in such position (including titles), authority or responsibilities;

•
Any failure by the Company to furnish the NEO with base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits at a level equal to or exceeding those received by the NEO from the Company during the 90-day period preceding the effective date of the agreement, other than (i) an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the NEO or (ii) with respect to aggregate employee benefits only, any failure resulting from an across-the-board reduction in employee benefits generally applicable to all similarly situated employees;

•
The Company’s requiring the NEO to be based or to perform services at any office or location more than 30 miles from the office or location at which the NEO was based as of immediately prior to the effective date of the agreement, except for travel reasonably required in the performance of the NEO’s responsibilities;

•	Any failure by the Company to obtain the assumption and agreement to perform the agreement by a successor; or

•	Any failure by the Company to deposit amounts in the trust in accordance with the agreement.

The Company is party to trust agreements to provide for payments under the MCAs and our non-qualified deferred compensation plans, including our Compensation Plan for Non-Employee Directors, the 2015 Plan and the FlexComp Plan. Full funding is required upon a change in control of Darden. In addition, stock options, restricted stock, restricted stock units and PSUs issued under our stock plans are subject to accelerated vesting in the event of a termination not for cause or for good reason following a change in control, as defined in those plans or related award agreements.

In fiscal 2016, the Company entered into CIC Agreements with Messrs. Cardenas and Burrowes, and Ms. Kirgan. The Company expects to enter into CIC Agreements with Messrs. Lee and George when their MCAs terminate. The CIC Agreements provide for, contingent upon the NEO executing a release of claims against the Company and complying with the non-competition, non-solicitation, confidentially and other restrictive covenants, severance payments equal to one and one half times the sum of the NEO’s base salary and target annual bonus, and an amount equal to 18 times the monthly COBRA charge in effect on the date of termination for the Company-provided group health plan coverage in effect for the NEO on the date of termination, less the monthly active employee charge for such coverage on the date of termination, if the NEO is terminated without cause or voluntarily terminates employment with good reason within two years of a change in control. If the severance payments the NEO would otherwise be entitled to receive would require the payment of excise taxes, then the amount of severance payments is reduced to the point that it eliminates by a margin of $1,000 any liability for such excise taxes, unless the severance payments provided under the agreement (with the NEO bearing all responsibility for taxes) provides a net payment to the NEO that is at least 10 percent higher than the net reduced amount. The CIC Agreement provides for an initial term ending on December 31 of the year the agreement is first in effect, and extended on December 31 of each year for a period of one year, unless prior notice is given by the Company that the agreement will not be extended.

Under the CIC Agreement, “Change in Control” means:

•
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

•
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Under the CIC Agreement, “Cause” means:

•
An act or acts of fraud or misappropriation on the NEO’s part which result in or are intended to result in the NEO’s personal enrichment at the expense of the Company and which constitute a criminal offense under State or Federal laws;

•
The NEO’s continued failure to substantially perform the NEO’s duties with the Company (other than any such failure resulting from the NEO’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the NEO;

•	The NEO’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

•
The NEO’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the NEO’s employment with the Company.

Under the CIC Agreement, “Good Reason” means, without the express written consent of the NEO:

•
The assignment to the NEO of any duties inconsistent in any substantial respect with the NEO’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the change in control or any other substantial adverse change in such position (including titles), authority or responsibilities;

•
A material reduction in the NEO’s base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the change in control; or

•Any failure by the Company to obtain the assumption and agreement to perform by a successor.

Agreement with Mr. Lee.  The Company entered into an agreement with Mr. Lee dated August 13, 2007 in connection with the acquisition of RARE on October 1, 2007. The agreement extinguished most of Mr. Lee’s rights under his previous employment agreement with RARE, including the change in control provisions, but continued other provisions and confirmed the terms of his employment with Darden.

In consideration of benefits described in this paragraph, Mr. Lee relinquished his rights under his employment agreement with RARE; however, the non-competition, non-solicitation, and non-hire of employees and confidentiality covenants of his RARE agreement continue to apply during his employment with Darden and for specified periods thereafter. Specifically, he is subject to a non-solicitation of employees covenant and confidentiality covenant during his employment with Darden and for 24 months thereafter; and a non-competition covenant during his employment with Darden and for 18 months thereafter, and a non-hire of employees covenant during his employment with Darden and for 24 months thereafter. The agreement with Mr. Lee provides for benefits of an annual base salary of $500,000, an annual bonus opportunity under Darden’s MIP equal to 60 percent of base salary and an equity grant which had a grant date total value of $2,861,400 and is now vested.

The table below reflects the amount of compensation payable to each of the NEOs, excluding Messrs. Richmond and Davis, and Ms. Insignares, (i) under the MCAs or CIC Agreement, as applicable to each individual NEO, in the event of such NEO’s involuntary not-for-cause termination of employment or resignation with good reason following a change in control and (ii) under the agreement with Mr. Lee and pursuant to the Company’s general practices, in the event of termination of such NEO’s employment upon voluntary termination, involuntary not-for-cause termination, involuntary for-cause termination and termination by death of the NEO. The amounts shown assume that such termination or change in control was effective as of May 29, 2016 and are estimates of the amounts that would be paid out to the NEO upon their termination. However, because the Company experienced a change in control, as defined under the MCAs, during fiscal 2015, either an involuntary termination without cause or resignation of any of Messrs. Lee, George or Herrmann with good cause on or prior to October 13, 2016 will trigger payments under the agreement to such NEO, unless otherwise waived. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company. Except for the fiscal 2016 MIP and FlexComp Plan award, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination of Employment.” Items such as pension benefits payable under the qualified retirement plans and Darden Savings Plan or FlexComp Plan account balances are identified under the Pension Benefits Table and the Non-Qualified Deferred Compensation Table, respectively.

	Voluntary Termination		Involuntary Not For Cause Termination (1) (2)		Involuntary For Cause Termination	Involuntary Not For Cause Termination or Resignation For Good Reason (Change in Control) (1)		Death		Disability
Benefits and Payments Upon Termination	($)		($)		($)	($)		($)		($)
Eugene I. Lee, Jr.
FY16 MIP Bonus (3)	1,610,498		1,610,498		1,610,498	1,610,498		1,610,498		1,610,498
FY16 FlexComp (Retirement Contribution)(4)	253,861		253,861		253,861	253,861		253,861		253,861
Cash Severance Benefit (5)	—		4,845,087		—	4,845,087		—		1,979,479	(6)
Accelerated Vesting of Stock-based Awards	6,187,442	(7)	8,433,947	(8)	—	10,423,715	(9)	10,423,715	(9)	8,151,113	(10)
Miscellaneous Benefits (11)	141,932		633,461		141,932	633,461		1,500,000	(12)	222,622
Ricardo Cardenas
FY16 MIP Bonus (3)	530,046		530,046		530,046	530,046		530,046		530,046
FY16 FlexComp (Retirement Contribution)(4)	99,454		99,454		99,454	99,454		99,454		99,454
Cash Severance Benefit (5)	—		560,000		—	1,512,000		—		3,097,918	(6)
Accelerated Vesting of Stock-based Awards	—		2,790,417	(8)	—	3,111,354	(9)	3,111,354	(9)	2,524,051	(10)
Miscellaneous Benefits (11)	—		9,401		—	14,558		1,500,000	(12)	37,814
David C. George
FY16 MIP Bonus (3)	851,061		851,061		851,061	851,061		851,061		851,061
FY16 FlexComp (Retirement Contribution)(4)	141,332		141,332		141,332	141,332		141,332		141,332
Cash Severance Benefit (5)	—		2,793,776		—	2,793,776		—		1,056,250	(6)
Accelerated Vesting of Stock-based Awards	4,049,520	(7)	5,524,400	(8)	—	6,166,274	(9)	6,166,274	(9)	5,296,657	(10)
Miscellaneous Benefits (11)	13,564		449,543		13,564	449,543		1,500,000	(12)	70,487
Todd A. Burrowes
FY16 MIP Bonus (3)	604,238		604,238		604,238	604,238		604,238		604,238
FY16 FlexComp (Retirement Contribution)(4)	103,808		103,808		103,808	103,808		103,808		103,808
Cash Severance Benefit (5)	—		525,000		—	1,417,500		—		2,104,839	(6)
Accelerated Vesting of Stock-based Awards	—		—		—	1,514,809	(9)	1,514,809	(9)	361,582	(10)
Miscellaneous Benefits (11)	3,321		6,805		3,321	8,704		1,500,000	(12)	47,494
Danielle L. Kirgan
FY16 MIP Bonus (3)	398,520		398,520		398,520	398,520		398,520		398,520
FY16 FlexComp (Retirement Contribution)(4)	76,921		76,921		76,921	76,921		76,921		76,921
Cash Severance Benefit (5)	—		400,000		—	1,185,000		—		4,396,822	(6)
Accelerated Vesting of Stock-based Awards	—		1,292,504	(8)	—	2,014,834	(9)	2,014,834	(9)	1,570,808	(10)
Miscellaneous Benefits (11)	1,713		11,113		1,713	16,177		1,500,000	(12)	30,608
Harald E. Herrmann
FY16 MIP Bonus (3)	485,411		485,411		485,411	485,411		485,411		485,411
FY16 FlexComp (Retirement Contribution)(4)	93,425		93,425		93,425	93,425		93,425		93,425
Cash Severance Benefit (5)	—		2,157,178		—	2,157,178		—		2,625,780	(6)
Accelerated Vesting of Stock-based Awards	—		2,032,185	(8)	—	2,689,508	(9)	2,689,508	(9)	2,054,684	(10)
Miscellaneous Benefits (11)	—		338,353		—	338,353		1,500,000	(12)	37,342

(1)	Amounts shown are subject to reduction if payments of benefits would result in an excise tax liabilities under IRC Section 4999, and would result in the NEO being better off on an after-tax basis.

(2)
Involuntary not for cause termination includes termination of the NEO’s employment by the Company for any reason other than his or her violation of Company policy.  However, as the Company experienced a change in control as defined under the MCA, for Messrs. Lee, George and Herrmann during fiscal 2015, an involuntary termination without cause on or prior to October 13, 2016 will trigger payments under the agreement as described above under “Payments Made Upon a Change in Control” to such NEO, unless otherwise waived.

(3)	Reflects the annual cash incentive, which is also included in the Summary Compensation Table.

(4)	Reflects the annual FlexComp Plan award for fiscal 2016 paid in August 2016, which is also included in the Summary Compensation Table.

(5)
For Messrs. Lee, George and Herrmann, the Change in Control and Involuntary Not For Cause Termination scenarios, reflect three times the sum of the NEO’s base salary plus average cash bonus earned during the preceding three fiscal years. For Messrs. Cardenas, Burrowes and Ms. Kirgan, the Change in Control scenario reflects one and one half times the sum of the NEOs base salary plus target bonus, and the Involuntary Not For Cause Termination scenario reflects 52 weeks of base salary, the value they would receive under our severance practice.

(6)
Severance benefits under the disability termination scenario reflect the estimated value of expected benefits payable by the Company through our short-term disability policy and by our third-party long-term insurance providers.  Assumes continued payment by the Company of an NEO’s base salary for 90 days. After that initial period until reaching age 65, an NEO would be entitled to receive $180,000 of annual disability benefits through the Company’s insured long-term disability program.

(7)
This amount represents the value of awards that would receive continued and accelerated prorated vesting when a NEO qualifies for early retirement (age 55 plus ten years of service) as of May 29, 2016.

(8)
This value is calculated based on the closing market price of $67.48 of our common stock on the NYSE on May 27, 2016, the last trading day before the end of the fiscal year on May 29, 2016. Awards granted before the change in control during fiscal 2015 are subject to 100% accelerated vesting upon an involuntary termination (double-trigger). Awards granted after the change in control are subject to prorated acceleration for the period of service through the presumed termination date of May 29, 2016 if the NEO’s age plus years of service would meet or exceed 70 on May 29, 2016. For stock options, this value equals the difference between the closing market price of $67.48 of our common stock on the NYSE on May 27, 2016, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. Performance Stock Unit payouts are estimated assuming 100% performance results. The amounts include accumulated cash dividends on the outstanding Restricted Stock Units and Performance Stock Units.

(9)
This value is calculated based on the closing market price of $67.48 of our common stock on the NYSE on May 27, 2016, the last trading day before the end of the fiscal year on May 29, 2016. For stock options, this value equals the difference between the closing market price of $67.48 of our common stock on the NYSE on May 27, 2016, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. Where illustrated, the vesting percentage for Performance Stock Units is presumed to be 100%. The amounts include accumulated cash dividends on the outstanding Restricted Stock Units and Performance Stock Units.

(10)
In the disability scenario, Performance Stock Unit payouts are estimated assuming 100% performance results are achieved and prorated for the period of service through the presumed termination date of May 29, 2016.

(11)
Miscellaneous benefits include the value of health and life insurance benefits, post-retiree medical benefits (if applicable), FlexComp Plan benefits, and miscellaneous perquisites such as financial planning and discount on the purchase of their company car.

(12)
The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

The Company separated Mr. Richmond, Mr. Davis, and Ms. Insignares from service during fiscal 2016. The table below reflects the amount of compensation payable to separated NEOs in connection with their departures during fiscal 2016. See “Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation” for details regarding NEO separations during fiscal 2016. FlexComp Plan account balances are identified under the Non-Qualified Deferred Compensation Table.

Benefits and Payments Upon Termination	C. Bradford Richmond		Jeffrey A. Davis	Valerie L. Insignares
FY16 MIP Bonus ($)	117,489		—	—
FY16 FlexComp (Retirement Contribution) ($) (1)	52,244		—	10,037
Cash Severance Benefit ($) (2)	843,850		1,080,000	2,346,653
Accelerated Vesting of Stock-based Awards ($)	7,234,313	(3)	—	4,353,102	(4)
Miscellaneous Benefits ($) (5)	134,689		52,312	473,120

(1)
Reflects the annual FlexComp Plan award for fiscal 2016 paid in August 2016, which is also included in the Summary Compensation Table. This award was prorated for Mr. Richmond and Ms. Insignares based on the date of their separation from the Company.

(2)
For Mr. Richmond, the amount reflects the value of 78 weeks of base salary. For Ms. Insignares, the amount reflects the value of three times the sum of the NEOs base salary plus average cash bonus earned during the preceding three fiscal years. For Mr. Davis, the amount reflects the value of 52 weeks of base salary plus an additional cash consideration of $520,000.

(3)
This amount represents the value of awards that received accelerated vesting due to the termination of Mr. Richmond’s employment following a change in control of the Company as defined in the agreements governing the awards. The value is calculated based on the closing market price of $72.43 of our common stock on the NYSE on July 28, 2015, the date of separation for Mr. Richmond. For stock options, this value equals the difference between the closing market price of $72.43 of our common stock on the NYSE on July 28, 2015, and the exercise price, multiplied by the number of option shares subject to accelerated vesting. The amount includes accumulated cash dividend equivalents on the vested Performance Share Units.

(4)
This amount represents the value of awards that received accelerated vesting due to the termination of Ms. Insignares’ employment following a change in control of the Company as defined in the agreements governing the awards. The value is calculated based on the closing market price of $73.07 of our common stock on the NYSE on July 24, 2015, the most recent trading day prior to the separation date for Ms. Insignares. For stock options, this value equals the difference between the closing market price of $73.07 of our common stock on the NYSE on July 24, 2015, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. The amount includes accumulated cash dividend equivalents on the vested Performance Share Units.

(5)
Miscellaneous benefits include health and life insurance continuation benefits, post-retiree medical benefits (if applicable), or a lump-sum in lieu of those benefits, FlexComp Plan benefits and discount on the purchase of a company car.

Equity Compensation Plan Information

The following table gives information about shares of our common stock issuable as of May 29, 2016 under the 2015 Plan, 2002 Plan, the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “RARE Plan”), the Director Compensation Plan and our Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (3)	6,279,883	$42.76	8,587,743	(4)
Equity compensation plans not approved by security holders (5)	400,966	$31.56	0
Total	6,680,849	$42.04	8,587,743

(1)	Includes stock options exercisable for common shares and deferred compensation obligations and unvested restricted stock units that may be paid out in common shares.

(2)	Relates solely to stock options exercisable for common shares.

(3)
Consists of the 2015 Plan, 2002 Plan and our Employee Stock Purchase Plan. The 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after September 15, 2006, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.

(4)
Includes up to 7,503,993 shares of common stock that may be issued under awards under the 2015 Plan, and up to 1,083,750 shares of common stock that may be issued under our Employee Stock Purchase Plan. No new awards may be made under the 2002 Plan.

(5)	Consists of the RARE Plan and the Director Compensation Plan, each of which is further described below.

RARE Plan. We acquired RARE on October 1, 2007. The RARE Plan has not been approved by our shareholders, but was approved by the shareholders of RARE on May 8, 2007. No new awards may be granted under the RARE Plan after May 10, 2014, but the plan shall remain in effect as long as any awards under the plan are outstanding. The RARE Plan is administered by the Compensation Committee. The RARE Plan provided for the issuance of common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units. Persons eligible to receive awards under the RARE Plan were any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates. The RARE Plan is designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation. The RARE Plan provides that the exercise price of stock options shall be determined by the Compensation Committee, but shall not be less than the fair market value of a share of common stock as of the grant date. The Compensation Committee further amended the RARE Plan on June 19, 2008, to provide a “fungible share pool” approach to manage authorized shares under the RARE Plan. The RARE Plan did not provide for “net share counting,” so that shares that are used to pay the exercise price of a stock option or are withheld upon exercise of a stock option to satisfy tax withholding requirements were not be added to the number of shares available for granting awards under the RARE Plan.

Director Compensation Plan. The Director Compensation Plan provides for the issuance of up to 105,981 shares of common stock out of our treasury. No awards could be made under the Director Compensation Plan after September 30, 2005, but awards granted prior to that time remain outstanding and will vest in accordance with their terms. The Director Compensation Plan allowed us to award cash, deferred cash or common stock. Our non-employee directors were the only persons eligible to receive awards under the Director Compensation Plan. The purpose of the Director Compensation Plan is to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Compensation Plan is administered by the Compensation Committee and was approved by the Board.

AUDIT COMMITTEE REPORT

The Audit Committee.  Our Audit Committee consists of four directors, each of whom is an independent director under our Corporate Governance Guidelines and as required by the NYSE listing standards and SEC regulations for audit committee membership. The Audit Committee acts under a written charter adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee appoints our independent registered public accounting firm and is primarily responsible for:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The qualifications and independence of our internal audit function and independent registered public accounting firm; and

•	The performance of our internal audit function and independent registered public accounting firm.

Management is responsible for our internal controls, for the financial reporting process, and for providing a report assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an independent audit of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

Audit Committee Report.  The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KMPG LLP its independence.

Based upon the reviews and discussions with management and KPMG LLP described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2016 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Cynthia T. Jamison, Chair
Margaret Shân Atkins
Bradley D. Blum
Charles M. Sonsteby

Independent Registered Public Accounting Firm Fees and Services

Fees

The following table sets forth the aggregate fees billed or estimated to be billed to us by KPMG LLP for fiscal 2016 and fiscal 2015:

	Fiscal 2016	Fiscal 2015
Audit Fees	$3,600,000	$2,362,500
Audit-Related Fees	140,000	137,000
Tax Fees	2,345,000	1,020,000
All Other Fees	3,300	1,650
Total Fees	$6,088,300	$3,521,150

Audit Fees consisted of fees paid to KPMG LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of our interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by our accountants in connection with statutory and regulatory filings or engagements. Fiscal 2016 audit fees were higher than the prior year, primarily reflecting additional services performed in connection with the FCPT Transaction.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. The services provided consisted of audits of our employee benefit plans and the Darden Restaurants, Inc. Foundation.

Tax Fees in fiscal 2016 consisted of fees for tax compliance of $1,095,000 and tax consulting services of $1,250,000, and in fiscal 2015 consisted of fees for tax compliance of $1,020,000. Fiscal 2016 tax fees were higher than the prior year, primarily reflecting additional tax consulting services performed in connection with the FCPT Transaction.

All Other Fees consisted of fees other than the services reported above. The services provided in fiscal 2016 and in fiscal 2015 consisted of a subscription to an accounting research website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the CFO are obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under the applicable rules of the SEC, Independence Standards Board and NYSE.

In addition, all non-audit services of more than $250,000 must be pre-approved by the full Audit Committee.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2016 and fiscal 2015, all of the services provided by KPMG LLP for the services described above related to Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved using the above procedures and none were provided pursuant to any waiver of the pre-approval requirement.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials instead of printed proxy materials?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials to our shareholders by providing access to these documents over the Internet. Accordingly, on August 15, 2016, we sent a Notice of Availability of Proxy Materials to our shareholders of record and beneficial owners. You have the ability to access the proxy materials on a website referred to in such Notice or request to receive a printed set of the proxy materials free of charge.

Who is entitled to vote?

Record holders of our common shares at the close of business on August 1, 2016 are entitled to one vote for each common share they own. On August 1, 2016, 124,127,153 shares of common stock were outstanding and eligible to vote. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting. There is no cumulative voting.

How do I vote?

Before the meeting, if you are a shareholder of record, you may vote your shares in one of the following three ways:

•	By Internet, by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice;

•	If you reside in the United States or Canada, by telephone at the number shown on your proxy card and following the instructions on such proxy card; or

•	If you received or requested printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card.

Shareholders are invited to attend the Annual Meeting and vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from the broker, bank or other holder of record of your shares to be entitled to vote those shares in person at the meeting.

Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. E.T. on September 28, 2016.

Please use only one of the three ways to vote. Please follow the directions on your proxy card or Notice of Availability of Proxy Materials carefully. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have two choices for each director nominee — FOR or WITHHOLD — and three choices for each other matter to be voted upon — FOR, AGAINST or ABSTAIN.

If you are a shareholder of record and do not specify on your returned proxy card or through the Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of each of the eight director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2017, and AGAINST the shareholder proposal requesting that the Company adopt a policy to phase out non-therapeutic use of antibiotics in the meat supply chain.

What is a “broker non-vote,” and will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in a brokerage account in your bank or broker’s name (“street name”), the proxy materials or Notice of Availability of Proxy Materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. If you received a proxy card, those shares held in street name were not included in the total number of shares listed as owned by you on the proxy card. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, if your bank or broker allows, submit voting instructions by telephone or the Internet.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the NYSE rules applicable to its member brokers. Broker non-votes are not counted as votes cast on a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017 is considered a routine matter under current applicable rules, assuming that no shareholder contest arises as to this matter. As such, your brokerage firm will have the discretionary authority to vote shares on this matter for which you do not provide voting instructions. The election of directors and all other proposals to be voted on at the Annual Meeting, including the shareholder proposal, are not considered to be routine matters.

Ballots will be distributed during the meeting to anyone who wants to vote in person. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the meeting.

How do you recommend that I vote on these items?

The Board recommends that you vote FOR the election of each of the eight director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2017, and AGAINST the shareholder proposal requesting that the Company adopt a policy to phase out non-therapeutic use of antibiotics in the meat supply chain.

What if I change my mind after I vote?

You may change your vote or revoke your proxy at any time before the polls close at the meeting by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting as described on the proxy card; or

•	Voting again in person at the meeting.

You also may revoke your proxy prior to the meeting without submitting a new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

If you received a proxy card by mail, your proxy card includes shares held in your own name and shares held in any Darden plan, including the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the proxy card and Notice of Availability of Proxy Materials.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card if you received a proxy card by mail. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the proxy card or Notice of Availability of Proxy Materials. If you do not submit timely voting instructions to the trustee on how to vote your shares, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

What does it mean if I received more than one proxy card or Notice of Availability of Proxy Materials?

If you received more than one proxy card or Notice of Availability of Proxy Materials, it means you have multiple accounts with your brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Wells Fargo, National Association, toll free at (877) 602-7596.

Who may attend the Annual Meeting?

The Annual Meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We will verify your name on our shareholders list and ask you to produce valid photo identification. If your shares are held in street name by your broker or bank, you must bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Darden shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the Annual Meeting?

We currently anticipate taking questions from shareholders, although we may impose certain procedural requirements such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding common shares as of the record date must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly returned a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained above under the question “How do I vote?”.

How many votes are required to approve each proposal?

Proposal 1: In an uncontested election, the eight director nominees shall be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “WITHHOLD” relating to that director’s election as described under the caption “PROPOSAL 1 — ELECTION OF EIGHT DIRECTORS FROM THE NAMED DIRECTOR NOMINEES.” Failing to vote for all or some of the director nominees will have no effect on the election of directors. Broker non-votes will also have no effect on this proposal. However, under our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director, as more particularly described under the heading “Corporate Governance and Board Administration — Director Election Governance Practices.”

Proposal 2: This advisory vote as described under the caption “PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION” is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 3: The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 28, 2017 described under the caption “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 4: The ratification of the shareholder proposal described under the caption “PROPOSAL 4 — SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY ADOPT A POLICY TO PHASE OUT NON-THERAPEUTIC USE OF ANTIBIOTICS IN THE MEAT SUPPLY CHAIN” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Where do I find the voting results of the meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file within four business days after the date our 2016 Annual Meeting of Shareholders ends.

How do I submit a shareholder proposal, nominate directors or recommend director nominees, or submit other business for next year’s annual meeting?

If you wish to submit a proposal for inclusion in our Proxy Statement for our 2017 Annual Meeting, the proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act, and must be received by our Corporate Secretary at our principal office no later than the close of business on Thursday, April 17, 2017. Please address your proposal to: Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837.

Under our Bylaws (which are subject to amendment at any time), if you wish to nominate a director at our 2017 Annual Meeting and such nomination will not be included in the proxy statement for that meeting, or you wish to bring other business before the shareholders at our 2017 Annual Meeting, you must:

•	Notify our Corporate Secretary in writing on or before June 1, 2017; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

Our Bylaws also provide a proxy access right to permit a shareholder, or a group of not more than 10 shareholders, owning continuously for at least 3 years shares of our Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 25% of the number of the directors in office, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. If you wish to exercise your proxy access right to nominate a director(s), you must:

•	Notify our Corporate Secretary in writing on or before May 2, 2017; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

If you would like a copy of our Bylaws, we will send you one without charge on request. A copy of our Bylaws also is available at www.darden.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol available at www.darden.com as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Meetings of the Board of Directors and Its Committees — Board of Directors — Director Candidates Recommended by Shareholders” above.

OTHER BUSINESS

As of the date of this Proxy Statement, your Board knows of no other matters to be brought before the Annual Meeting other than those discussed in this Proxy Statement. If any other matters requiring a vote of the shareholders are properly brought before the Annual Meeting, the persons appointed as proxyholders under the proxies solicited by the Board will vote such proxies in accordance with their best judgment, to the extent permitted under applicable law.

SOLICITATION OF PROXIES

We pay the costs of proxy solicitation, including the costs for mailing the Notice of Availability of Proxy Materials and preparing this Proxy Statement. We have engaged Okapi Partners (“Okapi”) to assist us in soliciting proxies from our shareholders for a fee of approximately $10,600, plus reimbursement of out-of-pocket expenses. In addition to Okapi, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone or other electronic communications. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

HOUSEHOLDING OF MATERIALS FOR ANNUAL MEETING OF SHAREHOLDERS

SEC rules allow us to deliver a single copy of proxy statements, annual reports, prospectuses and information statements or Notice of Availability of Proxy Materials to any address shared by two or more of our shareholders. This method of delivery is called “householding” and can significantly reduce our printing and mailing costs and reduce the volume of mail you receive. Accordingly, we are delivering only one Notice of Availability of Proxy Materials or (if paper copies are requested) one Proxy Statement and 2016 Annual Report to multiple shareholders sharing an address, unless we received instructions to the contrary from one of more of the shareholders. If you would like to receive more than one copy of the Notice of Availability of Proxy Materials or Proxy Statement and our 2016 Annual Report, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Services at toll free (800) 579-1639, or at www.proxyvote.com. The same phone number and website address may be used to notify us that you prefer to receive your own copy of proxy and other materials in the future or to request future delivery of a single copy of proxy or other materials. If your shares are held in street name, you may request information about householding from your bank or broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our common shares to file with the SEC and NYSE reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2016 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were timely satisfied during fiscal 2016 except for the filings listed below:

•	One Form 4 relating to vesting of restricted stock was inadvertently filed late by Mr. Lee.

•	One holding of Mr. Madonna was inadvertently omitted from Mr. Madonna’s Form 3 and the holding was added in a subsequent amendment to the Form 3.

•	One holding of Mr. Burrowes was inadvertently omitted from Mr. Burrowes’ Form 3 and the holding was added in a subsequent amendment to the Form 3.

AVAILABILITY OF ANNUAL REPORT TO SHAREHOLDERS

SEC rules require us to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. You may obtain without charge the Company’s 2016 Annual Report to Shareholders or any other corporate governance documents referred to in this Proxy Statement by writing to the Corporate Secretary of the Company at 1000 Darden Center Drive, Orlando, Florida 32837. These also are available on the SEC’s website at www.sec.gov or on the Company’s website at www.darden.com.

The Annual Report is not to be regarded as soliciting material, and our management does not intend to ask, suggest or solicit any action from the shareholders with respect to the Annual Report.

The information provided on the Company’s website is referenced in this Proxy Statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this Proxy Statement or any other filings we make with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 29, 2016:  The Proxy Statement and our 2016 Annual Report to Shareholders are available without charge to shareholders upon written or oral request directed to Okapi Partners by calling (212) 297-0720, toll-free by calling (877) 869-0171 or by email at info@okapipartners.com.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or promptly mark, sign, date and return your proxy card if you received a proxy card by mail.

BY ORDER OF THE
BOARD OF DIRECTORS

Matthew R. Broad
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

August 15, 2016

Appendix A — Glossary of Terms

•
2002 Plan. The Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended, which provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors.

•	2015 Plan. The Darden Restaurants, Inc. 2015 Omnibus Incentive Plan adopted by the Board in July 2015 and approved by shareholders at the 2015 Annual Meeting.

•	Annual Meeting. The 2016 Annual Meeting of Shareholders to be held on September 29, 2016.

•	CEO. Our Chief Executive Officer.

•	CFO. Our Chief Financial Officer.

•	COO. Our Chief Operating Officer, a position which has now been eliminated.

•	Compensation Committee or Committee (when used in the Compensation Discussion and Analysis). The Compensation Committee of your Board of Directors.

•	Company. Darden Restaurants, Inc.

•	Director Compensation Plan. Compensation Plan for Non-Employee Directors.

•	Exchange Act. The Securities Exchange Act of 1934, as amended.

•	Executive Officers. The most senior executives of the Company designated as our “executive officers” in our most recent Form 10-K and other securities filings.

•	FCPT. Four Corners Property Trust, Inc.

•
FCPT Transaction. The November 9, 2015 series of transactions in which the Company transferred the majority of our owned restaurant properties to a newly created entity, FCPT, with substantially all of FCPT’s initial assets leased back to the Company. FCPT’s stock was subsequently spun off to the Company’s shareholders to create a new publicly-traded corporation.

•	MCAs. Management continuity agreements, which are limited to a change in control of the Company.

•	MIP. The Management and Professional Incentive Plan, which is our annual cash incentive plan; certain of our equity awards may be made subject to the MIP.

•	NEO. Named Executive Officer. Our officers who are named in the Summary Compensation Table, as required by SEC rules.

•	NYSE. The New York Stock Exchange.

•	PSUs. Performance Stock Units granted under our 2002 Plan or 2015 Plan.

•	RARE. RARE Hospitality International, Inc.

•	S&P 500. A value weighted index of the prices of the common stock of 500 large companies, whose stock trades on either the NYSE or the NASDAQ.

•	SARs. Stock appreciation rights.

•	SEC. Securities and Exchange Commission.

DARDEN

1000 DARDEN CENTER DRIVE
ORLANDO, FL 32837

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. EDT on September 28, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Darden Restaurants, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. EDT on September 28, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Darden Restaurants, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E12691-P81723 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DARDEN RESTAURANTS, INC.

The Board of Directors recommends you vote "FOR ALL" on proposal 1.

	For All	Withhold All	For All Except
1. To elect a full Board of eight directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The eight director nominees are as follows:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Margaret Shân Atkins
02) Jean M. Birch
03) Bradley D. Blum
04) James P. Fogarty
05) Cynthia T. Jamison
06) Eugene I. (Gene) Lee, Jr.
07) William S. Simon
08) Charles M. (Chuck) Sonsteby

The Board of Directors recommends you vote "FOR" proposals 2 and 3.

The Board of Directors recommends you vote "AGAINST" proposal 4.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

This proxy is solicited on behalf of the Board of Directors of Darden Restaurants, Inc. If this signed card contains no specific voting instructions, the shares will be voted with the Board's recommendations.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E12692-P81723

DARDEN RESTAURANTS, INC.
Annual Meeting of Shareholders
September 29, 2016, 10:00 AM (EDT)
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 29, 2016.

The undersigned hereby appoints Matthew R. Broad, Anthony G. Morrow, and Jessica P. Lange, and each of them, as proxies, with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2016 Annual Meeting of Shareholders of Darden Restaurants, Inc. at Hilton Orlando, 6001 Destination Parkway, Orlando, FL 32819, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted "FOR" proposals 1, 2 and 3.

If no choice is specified, the proxy will be voted "AGAINST" proposal 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE